Exhibit 10.14

CREDIT AGREEMENT

dated as of November 19, 2010

by and among

WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P.,

as Borrower,

REGIONS CAPITAL MARKETS

and

U.S. BANK CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunners,

and

REGIONS BANK,

as Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

and

the Lenders Party Hereto

i

(continued)

(continued)

(continued)

(continued)

		Page

Section 12.14	Obligations with Respect to Obligors and Subsidiaries	122

Section 12.15	Limitation of Liability	122

Section 12.16	Entire Agreement	122

Section 12.17	Construction	122

Section 12.18	Time of the Essence	122

Section 12.19	Patriot Act	122

SCHEDULES AND EXHIBITS

SCHEDULE I	Commitments

SCHEDULE 6.1(b)	Ownership Structure

SCHEDULE 6.1(f)	Properties

SCHEDULE 6.1(g)	Existing Indebtedness

SCHEDULE 6.1(i)	Litigation

SCHEDULE 6.1(k)	Financial Statements

SCHEDULE 6.1(p)	Environmental Matters

SCHEDULE 6.1(ee)	Eminent Domain Proceedings

SCHEDULE 6.1(jj)	Borrowing Base Properties

EXHIBIT A	Form of Assignment and Acceptance Agreement

EXHIBIT B	Form of Contribution Agreement

EXHIBIT C	Form of Guaranty

EXHIBIT D	Form of Joinder Agreement

EXHIBIT E	Form of Notice of Borrowing

EXHIBIT F	Notice of Continuation

EXHIBIT G	Notice of Conversion

EXHIBIT H	Form of Notice of Swingline Borrowing

EXHIBIT I	Form of Swingline Note

EXHIBIT J	Form of Revolving Note

EXHIBIT K	Form of Compliance Certificate

EXHIBIT L	Form of Commitment and Acceptance

v

THIS CREDIT AGREEMENT (this “Agreement”) dated as of November 19, 2010 by and among WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d) (collectively, the “Lenders” and individually a “Lender”) and REGIONS BANK, as Administrative Agent (the “Agent”).

WHEREAS, the Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing office and industrial properties;

WHEREAS, the Borrower has requested that certain of the Lenders provide a revolving credit facility to provide for Borrower’s working capital, capital expenditures and other lawful corporate purposes, and the Lenders have indicated their willingness to lend to the Borrower, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“333 E. Lake Property” means that certain real property located at 333 E. Lake Street, Bloomingdale, Illinois.

“Actual Costs” means the amount that Borrower or any other Obligor has actually expended (to the extent such expenditures shall ultimately constitute costs of sales in accordance with GAAP) for the acquisition of any Property.

“Additional Costs” has the meaning given to that term in Section 4.1.

“Additional Equity Amount” has the meaning given to such term in Section 9.1(e).

“Adjusted EBITDA” means as of any date of determination the sum of (a) EBITDA of the Borrower for the immediately preceding calendar quarter less (b) the Capital Reserves for such period.

“Adjusted NOI” means, for any period, (a) NOI from all Properties (or, in the case of the definition of Borrowing Base Value and Implied Debt Service Coverage Ratio, Borrowing Base Properties) for such period, less (b) Capital Reserves attributable to such Property (or, in the case of the definition of Borrowing Base Value and Implied Debt Service Coverage Ratio, Borrowing Base Properties) for such period.

“Adjusted Total Asset Value” means as of any date of determination the sum of (a) Total Asset Value less (b) the value of assets (determined in a manner consistent with the definition of Total Asset Value) owned or leased by Unconsolidated Affiliates and included in Total Asset Value.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Commitment” means the Commitments of all the Lenders, as amended from time to time pursuant to Section 2.11 hereof. The initial amount of the Aggregate Commitment in effect on the Agreement Date is Seventy Million and No/100 Dollars ($70,000,000.00).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

“Agent” means Regions Bank, in its capacity as administrative agent for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Base Rate” means for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%), and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively. The Alternate Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Anti-Terrorism Laws” has the meaning given to that term in Section 6.1(ii).

“Applicable ABR Margin” shall mean, as at any date of determination, the margin indicated in the definition of “Applicable Margin” hereof as then applicable to Base Rate Loans.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all applicable orders and decrees of all courts, tribunals and arbitrators.

“Applicable LIBOR Margin” shall mean, as at any date of determination, the margin indicated in the definition of “Applicable Margin” hereof as then applicable to LIBOR Rate Loans.

“Applicable Margin” means, for any day with respect to any Loans, the applicable rate per annum set forth below under the caption “Applicable ABR Margin”, or “Applicable LIBOR Margin”, as the case may be, based upon the Leverage Ratio of the Borrower in the table below:

LEVEL	BORROWER’S LEVERAGE RATIO	APPLICABLE LIBOR MARGIN (bps)	APPLICABLE ABR MARGIN (bps)
Level I	< 50%	300	200
Level II	≥ 50% and < 55%	325	225
Level III	≥ 55% and < 60%	350	250
Level IV	≥ 60%	400	300

As of the Agreement Date, the Applicable ABR Margin and the Applicable LIBOR Margin are at Level II. The Applicable ABR Margin shall be adjusted from time to time, effective on the fifth (5th) Business Day following delivery by Borrower, pursuant to Sections 8.1, 8.2 and 8.3 hereof, of annual or quarterly financial statements and Compliance Certificate evidencing a change in the Leverage Ratio; provided, however if any financial statements or Compliance Certificate required to be delivered in accordance with Sections 8.1, 8.2 and 8.3 for any given period are not delivered to Agent on or before the date required for such delivery under such sections, Level IV shall apply to the determination of the Applicable ABR Margin, effective on the fifth (5th) Business Day following the date such financial statements and Compliance Certificate were to be delivered until five (5) Business Days after such financial statements and Compliance Certificate are actually received by Agent.

The Applicable LIBOR Margin in respect of any LIBOR Rate Loan shall be adjusted from time to time effective on the fifth (5th) Business Day following the delivery by Borrower, pursuant to Sections 8.1, 8.2 and 8.3 hereof, of annual or quarterly financial statement and Compliance Certificate evidencing a change in the Leverage Ratio; provided, however if any financial statements or Compliance Certificate required to be delivered in accordance with Sections 8.1, 8.2 and 8.3 for any given period are not delivered to Agent on or before the first day of the Interest Period for any LIBOR Rate Loan after the fifth (5th) Business Day following the date required for such delivery of financial statements or Compliance Certificate under such sections hereof, as applicable, Level IV shall apply to the determination of the Applicable LIBOR Margin, effective on the first day of the Interest Period for any LIBOR Rate Loan after the fifth (5th) Business Day following the date such financial statements and Compliance Certificate were to be delivered until five (5) Business Days after such financial statements and Compliance Certificate are actually received by Agent.

“Applicable Unused Fee Rate” means, for any day with respect to the Unused Fee, the applicable rate per annum set forth below, based upon the Unused Fee Ratio in the table below:

LEVEL	UNUSED FEE RATIO	APPLICABLE UNUSED FEE RATE (bps)
Level I	≤ 50%	50
Level II	> 50%	35

“Appraisal” means a FIRREA-conforming appraisal, in form and substance satisfactory to Agent, prepared by an MAI appraiser satisfactory to Agent which reflects a leased fee valuation for the real property in question based on the Fair Market Value of such Property.

“Appraised Value” means with respect to any Property, the “as-is” appraised value of such Property as determined by the most recent Appraisal meeting the requirements for an Appraisal set forth in the definition of the term “Appraisal” received by the Agent, the Borrower or any other Obligor.

“Arrangers” means Regions Capital Markets and U.S. Bank Capital Markets, in their capacity as joint lead arrangers and joint bookrunners.

“ASC 805” means Financial Accounting Standards Board Accounting Standards Codification (ASC) 805.

“Assignee” has the meaning given to that term in Section 12.5(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (b) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (d) such Person shall admit in writing its inability to pay its debts generally as they become due.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Alternate Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower’s Share” means Borrower’s and REIT Guarantor’s direct or indirect share of a Subsidiary or an Unconsolidated Affiliate as reasonably determined by Borrower based upon Borrower’s and REIT Guarantor’s Economic Interest in such Subsidiary or Unconsolidated Affiliate, as of the date of such determination.

“Borrowing Base Availability” means an amount equal to the aggregate of the Borrowing Base Value for each Borrowing Base Property multiplied by sixty percent (60%), provided that until the Additional Equity Amount has been raised, the Borrowing Base Availability for the 333 E. Lake Property shall be calculated as (a) the Borrowing Base Value for such Property multiplied by fifty-five percent (55%) minus (b) $150,000, and thereafter, the Borrowing Base Availability for the 333 E. Lake Property shall be calculated as the Borrowing Base Value such Property multiplied by sixty percent (60%).

“Borrowing Base Certificate” has the meaning given to that term in Section 8.3(b).

“Borrowing Base Deliverables” has the meaning given to that term in Section 8.5(a)(i).

“Borrowing Base Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed and operational principally as an office or industrial property; (b) the Property is owned, or leased under an Eligible Ground Lease, entirely by the Borrower and/or a Guarantor that is a Wholly-Owned Subsidiary of the Borrower and whose Equity Interests are pledged to the Agent pursuant to the Pledge Agreement, (c) neither such Property, nor any interest of the Borrower or any Guarantor therein, is subject to any Lien (other than those described in clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Guarantor (i) none of the Borrower’s or any other Guarantor’s direct or indirect ownership interest in such Guarantor is subject to any Lien (other than those described in clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property and approved by Agent; (f) such Property is located entirely in a state within the contiguous 48 states of the continental United States, Hawaii or the

District of Columbia; (g) the Weighted Average Duration of all leases for such Property shall be at least four (4) years; (h) the aggregate occupancy level for the preceding calendar quarter of tenants in possession and paying rent (not more than sixty (60) days past due) and which are not otherwise in default under their respective leases was at least eighty percent (80%) of the aggregate rentable area within such Property; and (i) with respect to such Property, the requirements of Section 8.5(a) have been met.

“Borrowing Base Value” means, as of any date of determination, in the aggregate for all Borrowing Base Properties, an amount equal to the lesser of (a) Actual Costs plus capitalized expenditures, or (b) Appraised Values; provided if the extension option is exercised pursuant to Section 2.6(b), during the Maturity Extension Period “Borrowing Base Value” shall mean an amount equal to (x) for Borrowing Base Properties owned for more than twelve (12) months, Adjusted NOI for the most recent fiscal quarter then ended, annualized, divided by the Capitalization Rate, plus (y) for Borrowing Base Properties owned for less than twelve (12) months, an amount equal to the lesser of (A) Actual Costs plus capitalized expenditures, or (b) Appraised Values. Notwithstanding the foregoing, except to the extent waived by the Agent and the Requisite Lenders, (x) at any time the Borrowing Base Value is greater than $200,000,000, the contribution to the Borrowing Base Value of Borrowing Base Properties located in one Metropolitan Statistical Area shall not exceed twenty percent (20%), and (y) the contribution to the Borrowing Base Value of Borrowing Base Properties subject to an Eligible Ground Lease shall not exceed ten percent (10%). To the extent such limitations are exceeded, any such excess shall be excluded from the calculation of Borrowing Base Value.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia are authorized or required to close and (b) with reference to a LIBOR Rate Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to $1.00 per year per square foot of gross leasable area. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in the determination of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower, Guarantors and their Subsidiaries and Borrower’s Share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means eight and three-fourths percent (8.75%).

“Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-three percent (33%) of the total voting power of the then outstanding voting stock of the REIT Guarantor;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Equity Interests of the REIT Guarantor representing more than thirty-three percent (33%) of the total voting power represented by the issued and outstanding Equity Interests of the REIT Guarantor;

(c) during any period of twelve (12) consecutive months, a majority of the Board of Trustees or Directors of the REIT Guarantor consists of individuals who were not either (i) trustees or directors of the REIT Guarantor as of the corresponding date of the previous year, (ii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of the REIT Guarantor of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of the REIT Guarantor of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above;

(d) the REIT Guarantor shall fail to be the sole general partner of the Borrower or shall fail to own, directly or indirectly, free of any liens, encumbrances or adverse claims, at least sixty-six and two-thirds percent (66- 2/3%) of the voting Equity Interests of the Borrower; or

(e) Borrower or the REIT Guarantor fails to own, directly or indirectly, free of any liens, encumbrances or adverse claims, at least seventy-five percent (75%) of the Equity Interests of each Guarantor (other than the REIT Guarantor), control all major decisions of such Guarantor (including, without limitation, decisions to sell or encumber property) and otherwise possess the ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of each such Guarantor; provided that the Borrower or the REIT Guarantor must directly or indirectly own, free of any liens, encumbrances or adverse claims, one hundred percent (100%) of each Guarantor that owns any Borrowing Base Property.

“Collateral” shall mean, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Account” means a special interest bearing deposit account (to the extent available) maintained by the Agent at the Principal Office and under its sole dominion and control.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Lender) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.4 and to participate in Swingline Loans pursuant to Section 2.2, to an amount up to, but not exceeding (but in the case of the Lender acting as the Issuing Lender excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth for such Lender on Schedule I hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be increased or reduced from time to time pursuant to Section 2.11 or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided that in the case of Section 3.11 when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder (in each case, disregarding any Defaulting Lender’s Commitment). If at the time of determination, the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction, giving effect to any Lender’s status as a Defaulting Lender at the time of determination.

“Commitment Period” means the period from and including Agreement Date to the Maturity Date, or such earlier or later date as the Aggregate Commitment shall terminate as provided herein.

“Compliance Certificate” has the meaning given to that term in Section 8.3.

“Consolidated Tangible Assets” means on a consolidated basis for the Borrower and the REIT Guarantor, total assets minus any intangible assets such as goodwill and Intellectual

Property (except for allocations of property purchase prices pursuant to ASC 805), less Total Indebtedness and the par value of Preferred Equity Interests in such Person.

“Construction Budget” means, in the aggregate, the fully budgeted total cost to develop the property under construction, including the acquisition cost of land as reasonably determined by Borrower in good faith.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties under development or Properties on which development is scheduled to commence within twelve (12) months of any date of determination.

“Contingent Liabilities” as to any Person, but without duplication of any amount included or includable in items (a) through (h), (j) and (k) of Indebtedness, as applied to any obligation, means and includes liabilities or obligations with respect to: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, or similar off balance sheet financing arrangement; (d) all obligations of such Person with respect to any take-out commitment or forward equity commitment; (e) purchase obligations net of asset value; and (f) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Contribution Agreement” means the Contribution Agreement of even date herewith in substantially the form of Exhibit B to be executed by the Borrower and the Guarantors.

“Control Agreement” shall mean any control agreement executed by Borrower or any Obligor, Agent and the depository institution in which cash or Cash Equivalents of Borrower or any Obligor are being held in a deposit account, as modified, amended, supplemented or restated from time to time, all in form and substance satisfactory to Agent.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, and (b) the issuance of a Letter of Credit.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulted Property” has the meaning given to that term in Section 8.5(b)(iii).

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; unless in the case of (i) or (ii) the bankruptcy court or such receiver, conservator, trustee, administrator, assignee or other Person or custodian confirms or affirms that such Lender will continue to comply with its funding obligations under this Agreement; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or parent company thereof by a Governmental Authority or agency thereof.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Development Property” means a Property currently under development for use as an office or industrial building that has not become a Stabilized Property, or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed, provided that such a Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property.

“Dividend Reinvestment Proceeds” means, as of any date of determination and for any given period, an amount equal to all dividends or other distributions paid by the REIT Guarantor during such period, directly or indirectly, on account of any shares of any equity interest of the REIT Guarantor which any holder(s) of such equity interest direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in the REIT Guarantor or any of its Subsidiaries.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) non-cash impairment charges and extraordinary or non-recurring gains and losses (including, for the avoidance of doubt, all gains on retirement of any debt); plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to ASC 805.

“Economic Interest” means a Person’s portion of the direct or indirect economic (as opposed to voting or governing) interest in another Person, calculated as a fraction of the whole of such economic interest, including right to income of such other Person and priority on liquidation of such other Person, all as determined on a reasonable basis by the Borrower; provided, that in no event shall “Economic Interest” include any compensation for services rendered by the Person so entitled to such income, whether in the form of management fees or otherwise.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means any Person who is: (a) currently a Lender or an Affiliate of a current Lender; (b) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of forty (40) years or more from the Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by institutional mortgagees making a commercial loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder in effect from time to time.

“ERISA Group” means the Borrower, the other Obligors, any Subsidiary of the Borrower or any of the other Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the other Obligors or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower or the REIT Guarantor (i) holding title to assets which are or are to become collateral for any Secured Debt of such Subsidiary; (ii) which is prohibited from guarantying the Indebtedness of any other Person pursuant to (A) any document, instrument or agreement evidencing such Secured Debt or (B) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Debt; and (iii) the liabilities for which none of the Guarantors (other than the REIT Guarantor), any of their respective Subsidiaries (other than another Excluded Subsidiary) has any Contingent Liability or is otherwise liable with respect to any of the Indebtedness of such Subsidiary, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions from non-recourse liability or (b) any Subsidiary which is not a Wholly Owned Subsidiary and with respect to which the REIT Guarantor or the Borrower, as applicable, does not have sufficient voting power (and is unable, after good faith efforts to do so, to cause any necessary non-affiliated equity holders to agree) to cause such entity to become a “Guarantor” or, notwithstanding such voting power, the interests of such non-affiliated holders has material economic value in the reasonable judgment of the Borrower that would be impaired by such Subsidiary becoming a “Guarantor”.

“Executive Order” has the meaning given to that term in Section 6.1(ii).

“Extended Maturity Date” has the meaning given to that term in Section 2.6(b).

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower to the Agent or any Lender hereunder or under any other Loan Document.

“FEMA” means the Federal Emergency Management Agency.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

“Fixed Charge Coverage Ratio” means the ratio of (a) Adjusted EBITDA to (b) Fixed Charges for the period used to calculate EBITDA.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Borrower, the Guarantor and their respective Subsidiaries determined on a consolidated basis for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full (provided that any such regularly scheduled principal payments that are not payable monthly shall, for purposes of this definition, be treated as if such payment were payable in equal monthly installments commencing on such payment date to and including the month immediately prior to the date of the next such scheduled payment or, if there is no such next scheduled payment, the Maturity Date), plus (c) all Preferred Dividends paid during such period. Borrower’s Share of the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

“Flood Hazard Determination” has the meaning given to that term in Section 7.16.

“Flood Hazard Property” has the meaning given to that term in Section 7.16.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and all legislation related thereto.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Cash Proceeds” means, with respect to any Equity Issuance by any Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance.

“Guarantors” means, individually and collectively, as the context shall require, the REIT Guarantor and all other Material Subsidiaries of the Borrower or the REIT Guarantor (other than Excluded Subsidiaries), and any other Person that is now or hereafter a party to the Guaranty as a “Guarantor”.

“Guaranties” (whether one or more) means the Guaranty substantially in the form of Exhibit C executed by the Guarantors as of the Agreement Date and delivered to the Agent in accordance with this Agreement.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as

“contaminant”, “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutant”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.

“Implied Debt Service” means, as of a given date, an amount equal to the annual principal and interest payment sufficient to amortize in full, during a 30-year period, an amount equal to the Aggregate Outstanding Credit Exposure as of such date, calculated using an interest rate equal to the greater of (a) the yield to maturity of the then current ten-year United States Treasury obligations as reasonably determined by the Agent plus two and one-half percent (2.5%) or (b) eight percent (8.00%).

“Implied Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted NOI for the most recent fiscal quarter then ended, annualized, to (b) Implied Debt Service.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than accounts payable incurred in the ordinary course of business which are not more than sixty (60) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) at the option of such Person); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Contingent Liabilities of such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim that is not being contested in good faith); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share (or, in the case of Borrower, Borrower’s Share) of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share (or, in the case of Borrower, Borrower’s Share) of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion (or, in the case of Borrower, Borrower’s Share) of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

“Initial Investment Period” has the meaning given to that term in Section 9.3.

“Initial Maturity Date” means November __, 2012.

“Intellectual Property” has the meaning given to that term in Section 6.1(t).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower, the Guarantors and their respective Subsidiaries, plus recurring fees such as recurring issuer, trustee and credit enhancement fees in connection with tax-exempt financings, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s Share of Interest Expense of its Unconsolidated Affiliates for such period. Interest Expense shall exclude interest rate hedge termination payments or receipts, loan prepayment costs, upfront loan fees, and capitalized interest expense covered by an interest reserve established under a construction loan facility.

“Interest Period” means with respect to any LIBOR Rate Loan, each period commencing on the date such LIBOR Rate Loan is made or the day following the last day of the next preceding Interest Period for such Loan and ending one (1) month, two (2) months, three (3) months or six (6) months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Notwithstanding the foregoing: (i) no Interest Period for a LIBOR Rate Loan shall end after the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance arrangement, or any other agreement or arrangement designed to provide protection against fluctuation in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person; (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person; (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person; (d) the purchase or other acquisition of Cash Equivalents or (e) the acquisition in the ordinary course of business of any interests in real property or any other investment. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Regions in its capacity as the Lender issuing the Letters of Credit and its successors and assigns.

“Joinder Agreement” means the joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to Section 7.12 by any additional Guarantor, substantially in the form of Exhibit D.

“Lender” means each financial institution from time to time party hereto, together with its respective successors and permitted assigns. The Issuing Lender shall also be a Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto (or, if not set forth thereon, as specified in its administrative questionnaire provided to the Agent) or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

“Letter of Credit” means an irrevocable standby letter of credit in respect of obligations of the Borrower or a Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken in the ordinary course of such Person’s business which is payable upon presentation of a sight draft and other documents described in the Letter of Credit, if any, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented.

“Letter of Credit Commitment Amount” at any time equals the greater of (i) $10,000,000 or, (ii) only after any Facility Increase, ten percent (10%) of the Aggregate Commitment then in effect.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Exposure” means, at any time, the sum of the Letter of Credit Liabilities at such time. Except to the extent that the Letter of Credit Exposure of a Defaulting Lender has been reallocated in accordance with Section 3.11(c), the Letter of Credit Exposure of any Lender at any time shall be its Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such section.

“Leverage Ratio” means the ratio (expressed as a percentage) of (a) Total Indebtedness to (b) Total Asset Value.

“LIBOR Base Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page, as reasonably determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Base Rate” with respect to such LIBOR Rate Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, at no time shall the “LIBOR Base Rate” be lower than one percent (1.00%).

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period therefore, an interest rate per annum (rounded upwards, if necessary, to the next  1/100 of 1%) equal to (a) the LIBOR Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“LIBOR Rate Loans” means Loans bearing interest at a rate based on the LIBOR Rate.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.

“Loan” means a Revolving Loan or a Swingline Loan. Amounts drawn under a Letter of Credit shall also be considered Revolving Loans as provided in Section 2.3(e).

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, the Contribution Agreement, the Pledge Agreement, each Mortgage, each Joinder Agreement, each Control Agreement, any UCC financing statements and each other document or instrument now or hereafter executed and delivered by an Obligor in connection with, pursuant to or relating to this Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date. Stock in the REIT Guarantor shall not be deemed Mandatorily Redeemable Stock solely due to the Share Redemption Program, provided that (x) no Default or Event of Default exists or would arise from any redemption pursuant to the Share Redemption Program and (y) the aggregate amount of redemptions pursuant to the Share Redemption Program in any calendar year shall not exceed the amount permitted under the Share Redemption Program as of the Agreement Date.

“Material Adverse Effect” means a material adverse change in or effect on (a) the business, assets, financial condition, liabilities (actual or contingent), or results of operations or prospects of the Borrower and its Subsidiaries or any other Obligor and its Subsidiaries each taken as a whole, (b) the ability of an Obligor to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of such Loan Documents, or (d) the rights and remedies of the Lenders and the Agent under the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Obligor or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of the Borrower or the REIT Guarantor which either (a) has assets which constitute more than five percent (5%) of Adjusted Total Asset Value at the end of the most recent calendar quarter of the Borrower, or (b) owns (or is the lessee under an Eligible Ground Lease of) a Borrowing Base Property included in determining the Borrowing Base Value.

“Maturity Date” means (i) the Initial Maturity Date, (ii) if the Borrower exercises its extension option under Section 2.6(b), the Extended Maturity Date, or (iii) or if the Commitments are earlier terminated pursuant to Section 2.11, such earlier date.

“Maturity Extension Period” means period of time from the Initial Maturity Date up to and including the Extended Maturity Date.

“Metropolitan Statistical Area” means any metropolitan area containing at least 1,000,000 persons.

“Minimum Borrowing Base Certificate” has the meaning given to that term in Section 8.5(c).

“Minimum Borrowing Base Requirements” has the meaning given to that term in Section 8.5(c).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” shall mean, collectively, the mortgages, deeds of trust or deeds to secure debt securing the Obligations executed from time to time by Borrower and any Obligor in favor of Agent, in form and substance satisfactory to Agent, and as the same may be modified, amended, supplemented or restated from time to time.

“Mortgage Receivable” means mortgage and notes receivable and other promissory notes, including interest payments thereunder, held by the Borrower or any Subsidiary of the Borrower issued by a Person other than the REIT Guarantor or its Subsidiaries.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means a provision of any document, instrument or agreement (including any Governing Document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Dividends” means, for any given period of time for the REIT Guarantor, an amount equal to (a) one hundred percent (100.0%) of all dividends or other distributions, direct or indirect, on account of any shares of any Equity Interest of the REIT Guarantor (except dividends or distributions payable solely in shares of that class of equity interest to the holders of that class) during such period, less (b) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds.

“Net Operating Income” or “NOI” means, for any Property and for a given period, an amount equal to the sum of (a) the gross revenues for such Property for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all operating expenses incurred with respect to such Property for such fiscal period (including an appropriate accrual for property taxes, insurance and other expenses not paid quarterly, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses); provided management expenses computed at an annual rate equal to the greater of (i) an assumed three percent (3.0%) annual base management fee for such Property or (ii) the annualized amount of management fees actually incurred with respect to such Property, on a pro rata basis for such period, shall be deducted from such amount (to the extent not duplicative of deductions already taken in the calculation of Net Operating Income). The Borrower may perform the preceding calculation on an aggregate basis for all such Properties wherever the context would appropriately permit or warrant the use of an aggregate calculation.

“Nonrecourse Indebtedness” means, with respect to a Person, any Indebtedness of such Person for borrowed money for the repayment of which none of Borrower, REIT Guarantor nor any other Guarantor has any personal liability (other than for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to non-recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) or, if such Person is Borrower or REIT Guarantor, in which recourse of the applicable holder of such Indebtedness for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (other than for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to non-recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim). For the avoidance of doubt, if any Indebtedness is partially guaranteed by Borrower or REIT Guarantor, then the portion of such Indebtedness that is not so guaranteed shall still be Nonrecourse Indebtedness if it otherwise satisfies the requirements in this definition. Notwithstanding the foregoing, for the purposes of Section 9.1(c), “Nonrecourse Indebtedness” shall mean, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Non-Wholly Owned Subsidiary” means any Subsidiary which is not a Wholly Owned Subsidiary.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Borrowing” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Continuation of a LIBOR Rate Loan.

“Notice of Conversion” means a notice in the form of Exhibit G to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice in the form of Exhibit H to be delivered to the Agent pursuant to Section 2.2 evidencing the Borrower’s request for a borrowing of Swingline Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the Guarantors owing to the Agent, the Swingline Lender, the Issuing Lender or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Obligors” means the Borrower and the Guarantors.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not affiliated with the Borrower and paying rent (or subject to free rent for periods of ninety (90) days or less) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate net rentable square footage of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within ninety (90) days of such date.

“Off-Balance Sheet Obligations” means liabilities and obligations of the REIT Guarantor, any Subsidiary of the REIT Guarantor or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the REIT Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the REIT Guarantor’s report on Form 10-Q or Form 10-K (or their equivalents) which the REIT Guarantor is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8 182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) its Letter of Credit Exposure at such time plus (iii) its Swingline Exposure at such time.

“Participant” has the meaning given to that term in Section 12.5(c).

“Patriot Act” has the meaning given to that term set forth in Section 12.19.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person, (a) liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of this Agreement; (b) liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws or to secure liabilities to insurance carriers; (c) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that (i) any such lien encumbers only such deposits and, (ii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default; (d) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within ninety (90) days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the equipment so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default; (e) liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (f) the rights of tenants under leases or subleases on market terms granted to third parties not interfering with the ordinary conduct of business of such Person; (g) liens in favor of the Agent for the benefit of the Lenders; (h) liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary of the Borrower or a Guarantor to the Borrower or a Guarantor; and (i) liens securing judgments that do not otherwise give rise to a Default or an Event of Default.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust or unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Agreement Date executed by Borrower and each Obligor in favor of Agent, for the ratable benefit of Lenders, as modified, amended, supplemented or restated from time to time.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation (including Letter of Credit fees set forth in Section 3.6(b)) that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the sum of (a) two percent (2.0%) per annum plus (b) the sum of (i) the Alternate Base Rate plus (ii) Applicable ABR Margin as in effect from time to time.

“Potential Borrowing Base Property(s)” has the meaning given to that term in Section 8.5(a)(i).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the REIT Guarantor or any of its Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the REIT Guarantor or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means the office of the Agent located at 3050 Peachtree Road NW, Suite 400, Atlanta, Georgia 30305, or such other office of the Agent as the Agent may designate from time to time.

“Prohibited Person” has the meaning given to that term in Section 6.1(ii).

“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by the Borrower, any other Obligor, or any of their respective Subsidiaries or any Unconsolidated Affiliate of the Borrower, any other Obligor, or any of their respective Subsidiaries and which is located in a State of the United States of America or the District of Columbia.

“Recourse Indebtedness” means Indebtedness for borrowed money that is not Nonrecourse Indebtedness.

“Register” has the meaning given to that term in Section 12.5(e).

“Regions” means Regions Bank, together with its successors and assigns.

“Regulatory Change” means, with respect to any Lender, any change in Applicable Law effective after the Agreement Date (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender for any drawing honored by the Issuing Lender under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“REIT Guarantor” means Wells Core Office Income REIT, Inc., a Maryland corporation.

“Replacement Conditions” has the meaning given to that term in Section 8.5(b)(iii).

“Replacement Event” has the meaning given to that term in Section 8.5(b)(iii).

“Requisite Lenders” means, as of any date, Lenders whose aggregate Commitment Percentage exceeds sixty-six and two-thirds percent (66 2/3%), or if the Commitments (or any part thereof) are no longer in effect as a result of the terms of Section 10.2, Lenders holding greater than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Loans and participations in Letters of Credit; provided, at any time there are no more than two (2) Lenders, “Requisite Lenders” shall mean all Lenders; provided, further, that the Commitments of, and the portion of the Loans held by, any Defaulting Lender shall be excluded for purposes of determining Requisite Lenders.

“Responsible Officer” means (a) with respect to REIT Guarantor (acting as a signatory for Borrower), REIT Guarantor’s President, chief executive officer, chief financial officer, chief accounting officer or any other financial officer who is a vice president or more senior officer, (b) with respect to any other Obligor, such Obligor’s chief executive officer, chief financial officer, or any other financial officer who is a vice president or more senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender. A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or the REIT Guarantor, now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any payment on account of any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or the REIT Guarantor, now or hereafter outstanding, except a conversion or exchange for other Equity Interests of identical class to the holders of that class; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or the REIT Guarantor, now or hereafter outstanding.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” has the meaning given to that term in Section 2.10(a).

“Secured Debt” means with respect to the Borrower, the REIT Guarantor and their respective Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a consolidated basis outstanding at such date and that is secured in any manner by any Lien (other than Indebtedness secured in any manner by any Lien on any partnership, membership or other equity interests unless such Indebtedness is also secured by a Lien on Property), and shall include (without duplication), Borrower’s Share of the Secured Debt of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Documents” shall mean the Pledge Agreement, the Mortgages, any control agreements, any UCC financing statements, and any other documents pursuant to which Borrower or any Obligor shall grant a Lien to Agent to secure the Obligations, as the same may be modified, amended, supplemented or restated from time to time.

“Shareholder Equity” means an amount equal to shareholders’ equity or net worth of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Subsidiaries) on a consolidated basis, as determined in accordance with GAAP.

“Share Redemption Program” means the share redemption program of the REIT Guarantor filed as Exhibit 4.4 to the REIT Guarantor’s Amendment No. 4 to Form S-11 filed on June 4, 2010, as such share redemption program is amended from time to time (with Agent’s prior written consent to the extent required under Section 9.8(b)).

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) equity interests in one other Single Asset Entity and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all Contingent Liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. and its successors.

“Stabilized Property” means a completed Property that has achieved an Occupancy Rate of at least eighty percent (80%) for a period of not less than one (1) full calendar quarter.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased, reinstated or reduced from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject, with respect to the LIBOR Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Any portion of the Loan consisting of a LIBOR Rate Loan shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2 in an amount up to, but not exceeding, $10,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. Except to the extent that the Swingline Exposure of a Defaulting Lender has been reallocated in accordance with Section 3.11(c), the Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Regions Bank, together with its successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.2(a).

“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit I.

“Syndication Agent” means U.S. Bank, National Association.

“Tangible Net Worth” means, as of a given date, (a) the Shareholder Equity of the REIT Guarantor and its Subsidiaries determined on a consolidated basis plus (b) accumulated depreciation and amortization expense minus (c) the following (to the extent reflected in determining Shareholder Equity of the REIT Guarantor and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP (except for allocations of property purchase prices pursuant to ASC 805), all determined on a consolidated basis.

“Taxes” has the meaning given to that term in Section 3.12.

“Titled Agent” means any entity given the title of “Joint Lead Arranger and Bookrunner” or “Syndication Agent” with respect to this Agreement, together with their respective successors and permitted assigns.

“Total Asset Value” means, as of any date of determination, an amount equal to the sum of (a) the aggregate Appraised Values for all Properties of the Borrower, the REIT Guarantor and

their Subsidiaries, plus (b) cash and Cash Equivalents, plus (c) the GAAP book value of Construction-In-Process for Development Properties, Unimproved Land, any other tangible assets and allocations of property purchase prices pursuant to ASC 805, plus the allowance for accumulated depreciation for such assets, plus (d) the Borrower’s Share of items (a)-(c) herein of Unconsolidated Affiliates, provided if the extension option is exercised pursuant to Section 2.6(b), during the Maturity Extension Period “Total Asset Value” shall mean an amount equal to (i) the Adjusted NOI for the most recent fiscal quarter then ended, annualized, divided by the Capitalization Rate for all Properties owned by the Borrower, REIT Guarantor and their Subsidiaries for more than twelve (12) months, plus (ii) the aggregate Appraised Values for all Properties owned by the Borrower, the REIT Guarantor and their Subsidiaries for less than twelve (12) months, plus (iii) cash and Cash Equivalents, plus (iv) the GAAP book value of Construction-In-Process for Development Properties, Unimproved Land, any other tangible assets and allocations of property purchase prices pursuant to ASC 805, plus the allowance for accumulated depreciation for such assets, plus (v) the Borrower’s Share of items
(i)-(iv) herein of Unconsolidated Affiliates.

“Total Indebtedness” means all Indebtedness for borrowed money of the Borrower, the REIT Guarantor and their respective Subsidiaries determined on a consolidated basis and in the case of the Borrower, shall include (without duplication), the Borrower’s Share of the Indebtedness for borrowed money of its Unconsolidated Affiliates.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Rate Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, in respect of any Person (the “First Person”), any other Person in whom the First Person holds an Investment, (a) which Investment is accounted for in the financial statements of the First Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of the First Person on the consolidated financial statements of the First Person, or (b) which is not a Subsidiary of the First Person.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled to occur within the following twelve (12) months.

“Unsecured Debt” means Indebtedness of the Borrower, the REIT Guarantor and their Subsidiaries on a consolidated basis outstanding at any time which is (a) not Secured Debt or (b)

secured in any manner by any Lien on any partnership, membership or other equity interests unless also secured by a Lien on Property.

“Unused Fee” shall have the meaning set forth in Section 3.6 hereof.

“Unused Fee Ratio” shall mean the ratio of Aggregate Outstanding Credit Exposure to Aggregate Commitment.

“Weighted Average Duration” of any Property means, on any date of determination with respect to such Property, the number obtained by (a) summing the products obtained by multiplying (i) the remaining duration at such time of each lease with respect to such Property by (ii) the rentable square footage of the Property subject to such lease and (b) dividing such sum by the aggregate rentable square footage of such Property subject to leases in effect as of such date. Weighted Average Duration shall be calculated, with respect to any Property, without regard to any unexercised extension options contained in any lease for such Property.

“Wholly Owned Subsidiary” means any Subsidiary of the Borrower or the REIT Guarantor in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower and/or the REIT Guarantor.

Section 1.2 General; References to Times.

REFERENCES IN THIS AGREEMENT TO “SECTIONS”, “ARTICLES”, “EXHIBITS” AND “SCHEDULES” ARE TO SECTIONS, ARTICLES, EXHIBITS AND SCHEDULES HEREIN AND HERETO UNLESS OTHERWISE INDICATED. REFERENCES IN THIS AGREEMENT TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT (A) SHALL INCLUDE ALL EXHIBITS, SCHEDULES AND OTHER ATTACHMENTS THERETO, (B) SHALL INCLUDE ALL DOCUMENTS, INSTRUMENTS OR AGREEMENTS ISSUED OR EXECUTED IN REPLACEMENT THEREOF, TO THE EXTENT PERMITTED HEREBY AND (C) SHALL MEAN SUCH DOCUMENT, INSTRUMENT OR AGREEMENT, OR REPLACEMENT OR PREDECESSOR THERETO, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED AS OF THE DATE OF THIS AGREEMENT AND FROM TIME TO TIME THEREAFTER TO THE EXTENT NOT PROHIBITED HEREBY AND IN EFFECT AT ANY GIVEN TIME. WHEREVER FROM THE CONTEXT IT APPEARS APPROPRIATE, EACH TERM STATED IN EITHER THE SINGULAR OR PLURAL SHALL INCLUDE THE SINGULAR AND PLURAL, AND PRONOUNS STATED IN THE MASCULINE, FEMININE OR NEUTER GENDER SHALL INCLUDE THE MASCULINE, THE FEMININE AND THE NEUTER. TITLES AND CAPTIONS OF ARTICLES, SECTIONS, SUBSECTIONS AND CLAUSES IN THIS AGREEMENT ARE FOR CONVENIENCE ONLY, AND NEITHER LIMIT NOR AMPLIFY THE PROVISIONS OF THIS AGREEMENT. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO TIME ARE REFERENCES TO ATLANTA, GEORGIA TIME.

Section 1.3 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II. CREDIT FACILITY

Section 2.1 Revolving Loans.

(a) Generally. Subject to the terms and conditions hereof (including Section 2.13), during the period from the Effective Date to but excluding the Maturity Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Maturity Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b) Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent (i) before 11:00 a.m. in the case of LIBOR Rate Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one (1) Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c) Disbursements of Revolving Loan Proceeds. No later than 12:00 p.m. on the date specified in the Notice of Borrowing (provided such date complies with the requirements in Section 2.1(b)), each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower in Dollars, in immediately available funds, no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section 2.2 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof (including Section 2.13), during the period from the Effective Date to but excluding the Maturity Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. The Swingline Lender shall not be obligated to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 11:00 a.m. on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 2:00 p.m. on such date.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus Applicable ABR Margin. Except as provided in the last sentence of Section 2.2(e), interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The

Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan on demand. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower in respect of which the Agent has not either (x) received a Notice of Borrowing indicating that such Swingline Loan is to be repaid with the proceeds thereof within five (5) Business Days of the date such Swingline Loan was made, or (y) received notice from the Borrower that it intends to repay such Swingline Loan within five (5) Business Days of the date such Swingline Loan was made and, in the case of this clause (y) only, such Swingline Loan is not repaid by 10:00 a.m. on such date, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on their behalf), request a borrowing of Revolving Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 11:00 a.m. on the proposed date of such borrowing, and the Agent shall promptly give notice to the Lenders of any such borrowing of Base Rate Loans. No later than 1:00 p.m. on such date, each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.

Immediately upon the making of a Swingline Loan, each Lender will be deemed to, and hereby irrevocably and unconditionally agrees to, purchase, without recourse or warranty, an undivided participation interest in the Swingline Loan in an amount equal to its Commitment Percentage of such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any of the Events of Default described in Sections 10.1(g) or 10.1(h), each Lender shall fund its participation interest (regardless of whether the conditions precedent thereto set forth in Section 5.2 are then satisfied, whether or not the Borrower has submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) by paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Effective Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). Each Lender acknowledges that its obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1(g) or 10.1(h)) or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Upon the receipt by Swingline Lender of any payment in respect of any Swingline Loan, Swingline Lender shall promptly pay to each Lender that has acquired and funded a participation therein under this Section 2.2(e) such Lender’s Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

Section 2.3 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement (including Section 2.13), the Issuing Lender, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Maturity Date one or more Letters of Credit up to a maximum aggregate Stated Amount that will not result in the aggregate amount of all Letter of Credit Exposure exceeding the Letter of Credit Commitment Amount.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Lender and the Borrower. Notwithstanding the foregoing, in no event may (i) the amount of any Letter of Credit be less than $300,000, or (ii) the expiration date of any Letter of Credit extend beyond the date that is (A) one (1) year from the issuance date of such Letter of Credit (other than evergreen letters of credit), or (B) more than one (1) year beyond the Maturity Date.

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Lender and the Agent written notice (or telephonic notice promptly confirmed in writing) at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of

Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Issuing Lender. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to Section 2.13 and the other terms and conditions of this Agreement, including, without limitation, the satisfaction of any applicable conditions precedent set forth in Article V, and Issuing Lender has not received written notice from any Lender, the Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, the Issuing Lender shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. The Issuing Lender shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Issuing Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Agent of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand; provided, however, the Issuing Lender’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the account of the Issuing Lender for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Lender of any payment in respect of any Reimbursement Obligation, the Issuing Lender shall promptly pay to each Lender that has acquired and funded a participation therein under the second sentence of Section 2.3(i) such Lender’s Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in Section 2.3(d), the Borrower shall advise the Agent and the Issuing Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment. If the Borrower fails to so advise the Agent and the Issuing Lender, or if the Borrower fails to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans which shall bear interest at the Alternate Base Rate plus the Applicable ABR Margin) in an amount equal to the unpaid

Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent for the account of the Issuing Lender not later than 2:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of Section 2.3(j) shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Lender’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Lender shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit; provided, however, this assumption is not intended to, and shall not, preclude the Borrower from pursuing such remedies as it may have against the beneficiaries or transferees under law or any other agreement. In furtherance and not in limitation of the foregoing, neither the Agent, the Issuing Lender nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the Issuing Lender or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s, the Issuing Lender’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent, the Issuing Lender or any Lender any liability to the Borrower or any Lender.

In this connection, the obligation of the Borrower to reimburse the Issuing Lender for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, the Issuing Lender, any beneficiary or transferee of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any beneficiary or transferee of a Letter of Credit, the Agent, the Issuing Lender, any Lender or any other Person; (E) any draft, certificate, demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary or transferee of a Letter of Credit or any other Person of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Lender under any Letter of Credit against presentation of a draft, certificate, demand, statement or other document which does not strictly comply with the terms of such Letter of Credit; (H) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (I) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (J) the legality, validity, form, regularity or enforceability of the Letter of Credit; (K) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (L) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (M) the occurrence of any Default or Event of Default; and (N) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Lender for any drawing made under a Letter of Credit as provided in this Section, the Borrower shall have no obligation to indemnify the Agent, the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender in respect of a Letter of Credit (including, without limitation, a failure of Issuing Lender to comply with the terms of a Letter of Credit) as actually and finally determined by a court of competent jurisdiction. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the Issuing Lender’s gross negligence or willful misconduct with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by the Issuing Lender of any extension, amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Lender), and no such extension, amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such extended, amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such extension, amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under Section 3.6(b).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Lender of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Lender with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Lender’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent for the account of the Issuing Lender in respect of any Letter of Credit pursuant to Section 2.3(j), such Lender shall, automatically and without any further action on the part of the Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Lender pursuant to Section 3.6(b)(i) and (iii)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent for the account of the Issuing Lender on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Lender under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3(d). Each such Lender’s obligation to make such payments to the Agent for the account of the Issuing Lender under this subsection, and the Issuing Lender’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Obligor, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(g) or 10.1(h), or (iv) the termination of the Commitments. Each such payment to the Agent for the account of the Issuing Lender shall be made without any offset, abatement, withholding or deduction whatsoever. If the Issuing Lender shall make any disbursement on account of a drawing under a Letter of Credit (a “LC Disbursement”), then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (and without relieving the Borrower of its obligation to do so), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section 2.3, then the Post-Default Rate shall apply.

(k) Information to Lenders. Within thirty (30) days after the end of each calendar quarter, the Issuing Lender shall deliver to the Lenders an accounting of each Letter of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Lender shall deliver to such Lender information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Lender shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Lender to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.3(j).

(l) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Lender and the successor Issuing Lender. The Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.6(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.4 Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Alternate Base Rate (as in effect from time to time) plus the Applicable ABR Margin; and

(ii) during such periods as such Loan is a LIBOR Rate Loan, at the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable LIBOR Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all outstanding Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. Accrued interest on Base Rate Loans (other than a Swingline Loan) shall be payable in arrears on the first day of each calendar month. Accrued interest on LIBOR Rate Loans shall be payable in arrears on the last day of each Interest Period and, in the case of a LIBOR Rate Loan with an Interest Period longer than three (3) months, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. Accrued interest on Swingline Loans shall be payable in arrears on the first day of each month. Accrued Interest on all Loans shall also be payable in arrears upon termination of the Commitments. In addition, upon any Conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such Conversion. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.5 Number of Interest Periods.

There may be no more than five (5) different Interest Periods for LIBOR Rate Loans that are Revolving Loans outstanding at the same time.

Section 2.6 Maturity Date; Extension.

(a) Maturity Date. Unless earlier terminated pursuant to the terms of this Agreement, the Aggregate Commitment shall terminate on the Maturity Date, and the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date.

(b) Extended Maturity Date Option. The Borrower may extend the term of this Agreement to the first anniversary of the Initial Maturity Date (the “Extended Maturity Date”), subject to the satisfaction of the following requirements:

(i) delivery by the Borrower of a written notice of such extension not more than ninety (90) days and not less than forty-five (45) days prior to the Initial Maturity Date

(ii) no Default or Event of Default shall exist at the time of such extension;

(iii) no Material Adverse Effect has occurred in the financial condition of the Borrower and its Subsidiaries, or any other Obligor and its Subsidiaries, taken as a whole, since the Agreement Date;

(iv) compliance with each covenant contained in Articles VII, VIII and IX hereof, including but not limited to the financial covenants contained in Section 9.1 hereof; and

(v) delivery by the Borrower on or before the Initial Maturity Date to the Agent (for the pro rata benefit of the Lenders based on their respective Commitment Percentage) of an extension fee equal to one-fourth of one percent (.25%) of the Aggregate Commitment.

Such extension shall be effective as of the date of the delivery of the notice and extension fee under preceding clauses (i) and (v) respectively, provided that, upon delivery of the foregoing notice, Borrower shall be deemed to have represented and certified that the representations in preceding clauses (ii) – (iv) have been satisfied.

Section 2.7 Prepayments.

(a) Optional. Subject to Section 3.5 and Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Loan, not later than 11:00 a.m., Atlanta, Georgia time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., Atlanta, Georgia time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Atlanta, Georgia time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. Promptly following receipt of any such notice relating to a Revolving Loan, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Loan shall be in accordance with Section 3.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.4.

(b) Mandatory. If at any time the provisions of Section 2.13 are not met, the Borrower shall, within one (1) Business Day, pay to the Agent for the accounts of the Lenders the amount required to comply with such section. Such payment shall be applied by the Agent to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited by the Agent into the Collateral Account for application to any Reimbursement Obligations or returned to the Borrower in accordance with the procedures set forth in Section 2.12. If the Borrower is required to pay any outstanding LIBOR Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.8 Continuation.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any Revolving Loan that is a LIBOR Rate Loan, elect to maintain such LIBOR Rate Loan or any portion thereof as a LIBOR Rate Loan by selecting a new Interest Period for such LIBOR Rate Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower’s giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Rate Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any such LIBOR Rate Loan in accordance with this Section, or if a Default or Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the first sentence of Section 2.9 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9 Conversion.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type. Any Conversion of a Revolving Loan that is a LIBOR Rate Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loan and, upon Conversion of a Base Rate Loan into a LIBOR Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third (3rd ) Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Revolving Loan to be Converted, (c) the portion of such Type of Revolving Loan to be Converted, (d) the Type of Revolving Loan such Revolving Loan is to be Converted into and (e) if such Conversion is into a LIBOR Rate Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10 Notes.

(a) Revolving Note. The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit J (each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11 Termination, Reduction or Increase of the Commitment.

(a) The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to equal the Aggregate Outstanding Credit Exposure after giving effect to any concurrent prepayment of Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (in accordance with Section 3.5) and shall be irrevocable once given and effective only upon receipt by the Agent; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Agent will promptly transmit such notice to each Lender. The Commitments may not be reduced below $50,000,000 in the aggregate unless the Borrower terminates the Commitments in their entirety, and, once terminated or reduced, the Commitments may not be increased or reinstated.

(b) (i) Subject to the provisions of this Section 2.11(b), Borrower may, on or before the date occurring eighteen (18) calendar months following the Agreement Date, on no more than three (3) occasions, request (each such request, a “Facility Increase Request”), by notice to Agent, an increase of the Aggregate Commitment (such increase, a “Facility Increase”) within the limitations hereinafter set forth. Within [seventy-five (75)] days of receipt of a Facility Increase Request, the Aggregate Commitment may be so increased either by having (x) one or more Eligible Assignees (other than Lenders then holding a

Commitment hereunder) approved by Borrower, Arrangers and Agent (which consents will not be unreasonably withheld) become Lenders hereunder (each a “New Lender”), and/or (y) any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by Borrower, Arrangers and Agent (which consents will not be unreasonably withheld) increase the amount of their Commitments (any such Lender that elects to increase its Commitment and any New Lender being hereinafter referred to as an “Additional Lender”), provided that (A) Facility Increases shall not exceed, in the aggregate, $130,000,000, provided, that the Aggregate Commitment shall at no time exceed $200,000,000; (B) each individual Facility Increase Request shall be for an amount not less than $25,000,000; (C) Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit L hereto and Agent shall have accepted and executed the same (which acceptance shall not be unreasonably withheld); (D) Borrower shall have executed and delivered to Agent a Note or Notes payable to the order of each Additional Lender, each such Note to be in the amount of such Additional Lender’s Commitment or increased Commitment (as applicable); (E) the Guarantors shall have delivered to Agent a written instrument confirming their consent to the new Commitments or increases in Commitments (as applicable) and that their Guaranty Agreements continue in full force and effect; (F) Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as Agent shall have reasonably requested in connection with such new Commitment or increase in a Commitment (as applicable); (G) Borrower shall pay (i) to the Agent for the account of the Additional Lenders an upfront fee related to the increased Commitments and (ii) to the Agent or its affiliate an arrangement fee related to the Facility Increase, and such fees shall be in an amount to be determined by Borrower and Agent, and payable on the Increase Date; and (H) no Default or Event of Default shall exist on the Increase Date after giving effect to the increase in the Aggregate Commitment. The form and substance of the documents required under clauses (C) through (F) above shall be fully acceptable to Agent in its reasonable discretion. Agent shall provide written notice to Lenders following any such increase in the Aggregate Commitment hereunder and shall furnish to Lenders, upon request, copies of the Commitment and Acceptance.

(ii) On the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof (the “Increase Date”), which Increase Date shall be mutually agreed upon by Borrower, each Additional Lender and Agent, each Additional Lender shall make a payment to Agent in an amount sufficient, upon the application of such payments by all Additional Lenders to the reduction of the outstanding Base Rate Loans held by Lenders, to cause the principal amount outstanding under such Base Rate Loans made by all Lenders (including any Additional Lender) to be in the proportion of their respective Commitments (as of such Increase Date). Borrower hereby irrevocably authorizes each Additional Lender to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Base Rate Loans held by each Lender, and each such payment shall constitute a Base Rate Loan hereunder. Such Additional Lender shall not participate in any LIBOR Rate Loans that are outstanding on the Increase Date, but, if Borrower shall, at any time on or after such Increase Date, convert or continue any LIBOR Rate Loans outstanding on such Increase Date, Borrower shall be deemed to repay such LIBOR Rate Loans on the date of the conversion or continuation thereof and then to re-borrow as a LIBOR Rate Loan a like amount on such date (regardless of whether the conditions precedent to borrowing have been satisfied) so that each Additional Lender shall make a LIBOR Rate Loan on such date in its Commitment Percentage of such LIBOR Rate Loans. Each Additional Lender shall also advance its Commitment Percentage of all Revolving Loans made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which an Additional Lender is holding Revolving Loans equal to its Commitment Percentage of all Revolving Loans hereunder, such Additional Lender shall, upon notice from Agent, on or after the date on which the Obligations are accelerated or become due following such Event of Default, pay to Agent (for the account of the other Lenders, to which Agent shall pay their pro rata shares upon receipt) a sum equal to such Additional Lender’s Commitment Percentage of each Revolving Loan then outstanding with respect to which such Additional Lender does not then hold its Commitment Percentage thereof.

(iii) On the Increase Date and the making of the Loans by an Additional Lender in accordance with the provisions of Section 2.11(b)(ii) hereof, such Additional Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Letter of Credit then outstanding, ratably, such that all Lenders (including each Additional Lender) hold participation interests in each such Letter of Credit in the proportion of their respective Commitments (taking into account the increase in the Aggregate Commitment that is effective on such Increase Date).

(iv) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of Borrower or Agent to give or grant any Lender the right to increase its Commitment hereunder at any time.

Section 2.12 Expiration or Maturity Date of Letters of Credit Past Maturity Date.

If on any date within sixty (60) days prior to the Maturity Date there are any Letters of Credit outstanding hereunder having an expiration date beyond the Maturity Date, without limiting the terms of Section 2.3(b), the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Issuing Lender to notify the Agent, and authorize the Agent to pay to the Issuing Lender monies deposited in the Collateral Account for Issuing Lender to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall withdraw the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date ten (10) Business Days after the expiration date of such Letter of Credit and apply such funds to the Obligations, if any, then due and payable or pay such funds to the Borrower in the order prescribed by Section 10.3. No amount drawn under a Letter of Credit shall be subject to reinstatement.

Section 2.13 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document at no time shall:

(a) the Aggregate Outstanding Credit Exposure exceed the least of:

(i) the Aggregate Commitment;

(ii) the Borrowing Base Availability; and

(iii) an amount which would produce an Implied Debt Service Coverage Ratio of not less than 1.45 to 1.0.

(b) the Outstanding Credit Exposure of any Lender exceed the Commitment of such Lender;

(c) the Letter of Credit Exposure exceed the Letter of Credit Commitment Amount; and

(d) the Swingline Exposure exceed the Swingline Commitment.

Notwithstanding the foregoing, failure to meet the requirements of this Section 2.13 due to a change in the result of the calculations set forth in (a)(ii) and (a)(iii) above shall not be an Event of Default if Borrower makes a mandatory prepayment as set forth in Section 2.7(b), including within the time period set forth in Section 2.7(b).

Section 2.14 Advances by Agent.

Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate. Subject to the terms of this Agreement (including, without limitation, Section 12.15), the Borrower does not waive any claim that it may have against a Defaulting Lender.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 12:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2 and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of Borrower with the Agent, other than accounts as to which the Agent has expressly waived offset rights in writing. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than one (1) Business Day after receipt. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 3.2 Pro Rata Treatment.

(a) Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 2.1(a) shall be made from the Lenders, each payment of the Fees under Section 3.6(a) and Section 3.6(b)(ii) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (iii) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amount of interest on such Revolving Loans then due and payable to the respective Lenders; (iv) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section

4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; (v) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3, shall be pro rata in accordance with their respective Commitments; and (vi) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.2, shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.2(e)).

(b) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), Section 2.2(e), Section 2.3(e), Section 2.3(i), Section 2.3(j), Section 2.14 or Section 11.7, then the Agent shall (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in reasonable discretion.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Obligor through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other applicable Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.3. To such end, all the applicable Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Minimum Amounts.

(a) Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. Each borrowing and each Continuation or Conversion of LIBOR Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the aggregate principal amount of Revolving Loans then outstanding).

(c) Reductions of Commitments. Each reduction of the Commitments under Section 2.11 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 3.6 Fees.

(a) Unused Fee. Borrower agrees to pay to Agent for the benefit of each Lender an unused fee (the “Unused Fee”) for the Commitment Period, computed at the Applicable Unused Fee Rate per annum on the average daily unused amount of each Lender’s Commitment during the Commitment Period, payable quarterly in arrears and due on the fifth (5th) calendar day of each calendar quarter and on the last day of the Commitment Period, commencing on the first of such dates to occur after the Agreement Date. For purposes of determining the unused portion of the Aggregate Commitment, the Aggregate Commitment shall be deemed used to the extent of the sum of the Letter of Credit Exposure and Revolving Loans. For purposes of determining the unused portion of a Lender’s Commitment hereunder, such Lender’s Commitment shall be deemed used to the extent of such Lender’s Commitment Percentage of the sum of the Letters of Credit Exposure and Revolving Loans of such Lender.

(b) Letter of Credit Fees.

(i) The Borrower shall pay to the Agent for the account of the Issuing Lender only, and not the account of any other Lender, a one-time fee in respect of each Letter of Credit at the rate equal to the greater of (x) $1,500 and (y) one-eighth of one percent (0.125%) of the Stated Amount of each Letter of Credit. Such fee shall be non-refundable and payable upon issuance of such Letter of Credit.

(ii) The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the then current Applicable LIBOR Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance or extension of such Letter of Credit (A) to and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full. Such fees shall be nonrefundable and payable in arrears on the last Business Day of March, June, September and December in each year, on the Maturity Date, and on the date the Commitments are terminated or reduced to zero. During the continuance of an Event of Default, the Letter of Credit fee payable pursuant to this Section 3.6(b)(ii) shall be payable at a rate per annum equal to the sum of (x) the Applicable LIBOR Margin plus (y) two percent (2.0%), and such fees shall be due and payable upon demand.

(iii) The Borrower shall pay directly to the Issuing Lender from time to time within five (5) Business Days after demand all charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c) Administrative and Other Fees. The Borrower agrees to pay the reasonable administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 3.7 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9 Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(c), Section 2.3 and Section 2.4. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or

“breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. The Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by the Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of the Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10 Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 3.6(a) until such Defaulting Lender ceases to be a Defaulting Lender pursuant to the terms of this Agreement;

(b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.6), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Maturity Date shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swingline

Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) each non-Defaulting Lender’s Outstanding Credit Exposure would not exceed its Commitment and (z) the conditions set forth in Sections 5.2(a) and (b) are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (x) first, within one (1) Business Day following notice by the Agent, prepay such Swingline Exposure and (y) second, within ten (10) Days following notice by the Agent, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the Collateral Account for so long as such Letter of Credit Exposure is outstanding, and such amounts shall be disbursed to pay the Reimbursement Obligations related to such Letter of Credit Exposure or returned to the Borrower in accordance with the procedures set forth in Section 2.12;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 3.11(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 3.11(c), then the fees payable to the Lenders pursuant to Section 3.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages and the fees payable to the Defaulting Lenders pursuant to Section 3.6(b) shall be reduced accordingly; or

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 3.11(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 3.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Bank until such Letter of Credit Exposure is cash collateralized and/or reallocated.

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s Letter of Credit Exposure in accordance with Section 3.11(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.11(c)(i) (and Defaulting Lenders shall not participate therein).

(e) Defaulting Lender Cure. In the event that the Agent, the Borrower, the Issuing Bank and the Swingline Lender each reasonably determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

(f) In no event shall the provisions of this Section 3.11 result in any Lender’s Outstanding Credit Exposure exceeding its Commitment.

Section 3.12 Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve the Borrower of its obligations under this Section 3.12. In addition, any such Lender or participant shall deliver to the Borrower and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1 Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board or other reserve requirement to the extent utilized in the determination of the LIBOR Base Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of LIBOR Rate Loans. Without limiting the effect of the provisions of Section 4.1(a), if, by reason of any Regulatory Change any Lender becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

(c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Lender of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Lender or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Lender or such Lender, the Borrower shall pay promptly, and in any event within thirty (30) days of demand, to the Agent for its account or the account of the Issuing Lender or such Lender, as applicable, from time to time as specified by the Issuing Lender or a Lender, such additional amounts as shall be sufficient to compensate the Issuing Lender or such Lender for such increased costs or reductions in amount.

(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than twelve (12) months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof. The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2 Suspension of LIBOR Rate Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate or LIBOR Rate for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

(b) the Agent reasonably determines (which determination shall be conclusive) that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Rate Loans, Continue LIBOR Rate Loans or Convert Loans into LIBOR Rate Loans (in which case the provisions of Section 4.6 shall be applicable) and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Rate Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3 Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Rate Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4 Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Rate Loan, or Conversion of a LIBOR Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Rate Loan or Continue a LIBOR Rate Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 4.1(b) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender becomes a Defaulting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) except in the case of a Defaulting Lender, pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12, 4.1 or 4.4.

Section 4.6 Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Rate Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 4.1(b), 4.2 or 4.3, then such Lender’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3 or to the extent required by law, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Rate Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Lenders are outstanding, then such Lender’s Revolving Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding LIBOR Rate Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8 Assumptions Concerning Funding of LIBOR Rate Loans.

Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Rate Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Rate Loans in an amount equal to the amount of the LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) Counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes executed by the Borrower payable to each Lender and complying with the applicable provisions of Section 2.12, and the Swingline Note executed by the Borrower payable to the Swingline Lender (which Notes shall be promptly forwarded by the Agent to the applicable Lender);

(iii) The Guaranty executed by each Guarantor existing as of the Effective Date;

(iv) The Pledge Agreement executed by the Borrower;

(v) A favorable opinion of counsel to the Obligors, addressed to the Agent, the Lenders and the Swingline Lender, addressing such matters as Agent may reasonably require;

(vi) The Governing Documents of the Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons certified as of a recent date by the Secretary of State of the State of formation of the applicable Person;

(vii) A good standing certificate with respect to the Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized, in which the Borrowing Base Properties owned (or leased pursuant to an Eligible Ground Lease) by such Person are located, and wherever such Person is required to be so qualified and where the failure to be so qualified would have, in each instance, a Material Adverse Effect;

(viii) A certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of the Borrower, each Guarantor and their respective general partners, managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which any of them is a party and the officers or other representatives of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation, Notices of Conversion and Notices of Swingline Borrowings and to request the issuance of Letters of Credit;

(ix) Copies, certified by the general partner, secretary or other authorized Person of each of the Borrower, the Guarantors and their respective general partners, managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;

(x) The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

(xi) A pro forma Compliance Certificate calculated as of November [    ], 2010;

(xii) A Borrowing Base Certificate calculated as of November [    ], 2010 showing compliance with Section 2.13;

(xiii) Each of the conditions set forth in Section 7.17 shall have been satisfied with respect to the Collateral; and

(xiv) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request.

(b) In the good faith judgment of the Agent and the Lenders:

(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower, the other Obligors, and their respective Subsidiaries delivered to the Agent and the Lenders prior to the Effective Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill the respective obligations under the Loan Documents to which it is a party;

(iii) The Borrower, the other Obligors and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Obligor is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Obligor to fulfill their respective obligations under the Loan Documents to which it is a party; and

(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2 Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans, of the Issuing Lender to issue Letters of Credit, and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that: (a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Obligor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (and without regard to any qualifications limiting such representations to knowledge or belief) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (c) immediately after giving effect to such borrowing of a Loan or the issuance, amendment or extension of such Letter of Credit, the provisions of Section 2.13 shall be met, (d) Borrower shall have delivered an updated Borrowing Base Certificate, and (e) the Agent and, if applicable, the Issuing Lender or Swingline Lender shall have received proper notice in accordance with the requirements hereof. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent and the Issuing Lender, as applicable, prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all applicable conditions to the making of such Loan contained in Article V have been satisfied.

Section 5.3 Conditions as Covenants.

If the Lenders make any Loans, or the Issuing Lender issues a Letter of Credit, prior to the satisfaction of all applicable conditions precedent set forth in Sections 5.1 and 5.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 or such Lender has waived such conditions.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrower, the REIT Guarantor and their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, and has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of the Borrower and the REIT Guarantor setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Person which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests, and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) the Borrower and each Guarantor owns, free and clear of all Liens (other than Permitted Liens) and Negative Pledges (except as permitted by Section 9.5), and has the unencumbered right to vote, all outstanding Equity Interests in each Guarantor shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Guarantor organized as a corporation is validly issued, fully paid and nonassessable, and (iii) other than with respect to Equity Interests in the REIT Guarantor, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Guarantor. As of the Agreement Date, Part II of
Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Obligor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Obligor is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Obligor is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (which has not been obtained or will not be obtained in the ordinary course of business) or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Obligor; (ii) conflict with, result in a breach of or constitute a default under the Governing Documents of the Borrower or any other Obligor, or any indenture, agreement or other instrument to which the Borrower or any other Obligor is a party or by which it or any of its respective properties may be bound; or (iii) except as provided in the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Obligor.

(e) Compliance with Law; Governmental Approvals, Agreements. The Borrower, each other Obligor, and each of their respective Subsidiaries is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect.

(f) Ownership of Property; Liens. As of the Agreement Date, Part I of Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrower, each other Obligor and each of their respective Subsidiaries. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except with respect to the each Subsidiary of the Borrower and each Subsidiary of an Obligor whose failure to have such good, marketable and legal title to, or such valid leasehold interest in, its respective assets, has not had or could not reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. Each of the Borrower, the other Obligors and their respective Subsidiaries have title to their properties sufficient for the conduct of their business. The Borrower or another Obligor is, with respect to all real property reasonably necessary for the operation of its business, the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related real property and any improvements added thereto by such Person (ii) no claims are pending that, if adversely determined, have had or could reasonably be expected to have a Material Adverse Effect; and (iii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Neither the Borrower, any other Obligor nor any of their respective Subsidiaries has knowledge of any defect in title of any Property that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(g) Existing Indebtedness. Schedule 6.1(g) is, as of November [__], 2010, a complete and correct listing of all Indebtedness of the Borrower, the other Obligors and their respective Subsidiaries, including without limitation, Contingent Liabilities (to the extent included in the definition of Indebtedness) of the Borrower and the other Obligors and their respective Subsidiaries, and indicating whether such Indebtedness is Secured Debt or Unsecured Debt. During the period from such date to the Agreement Date, neither the Borrower, any other Obligor nor any of their respective Subsidiaries incurred any material Indebtedness except as set forth in such Schedule. As of the Agreement Date, the Borrower, the REIT Guarantor and their respective Subsidiaries have performed and are in compliance with all of the material terms of all Indebtedness of such Persons and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h) Material Contracts. Each of the Borrower, the other Obligors and their respective Subsidiaries that is a party to any Material Contract is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Loan Documents. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could be reasonably expected to have a Material Adverse Effect. There are no uninsured judgments outstanding against or affecting the Borrower, REIT Guarantor, any of their respective Subsidiaries or any of their respective properties individually or in the aggregate involving amounts in excess of $2,000,000.

(j) Taxes. All federal, state and other tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Obligor, any of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted or not required under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Obligor or any of their respective Subsidiaries is under audit. All charges, accruals and reserves on the books of the Borrower, any other Obligor and each of their respective Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of the unaudited consolidated balance sheet of the REIT Guarantor and its consolidated Subsidiaries for the fiscal quarter ending June 30, 2010 and the related unaudited consolidated statements of income, shareholders’ equity and cash flow for the fiscal year ending on such date with the opinion thereof of Deloitte & Touche, LLP. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the period involved, the consolidated financial position of the REIT Guarantor and its consolidated

Subsidiaries as at such date and the results of operations and the cash flow for such period (subject to the absence of footnotes and normal year-end audit adjustments). Neither the Borrower, the REIT Guarantor, nor any Subsidiary of the Borrower or the REIT Guarantor has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, or unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).

(l) No Material Adverse Change. Since September 30, 2010, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower, the Obligors or their respective Subsidiaries. Each of the (i) Borrower, (ii) the other Obligors and (iii) the Borrower and its Subsidiaries, taken as a whole, are Solvent.

(m) ERISA. Each member of the ERISA Group is in compliance with its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n) No Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any other Obligor or their respective Subsidiaries constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o) Absence of Defaults. None of the Borrower, the REIT Guarantor or any of their respective Subsidiaries is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes an event of default or, which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute an event of default, by Borrower, the REIT Guarantor or any of their respective Subsidiaries under (x) any Recourse Indebtedness that constitutes an Event of Default under Section 10.1(f) below, or (y) any Nonrecourse Indebtedness that constitutes an Event of Default under Section 10.1(f) below.

(p) Environmental Matters.

(i) The Borrower, each other Obligor and each of their respective Subsidiaries, and each of the Properties and all operations at the Properties is in compliance with the requirements of all applicable Environmental Laws except for the matters set forth on Schedule 6.1(p) and such other non-compliance which, in any event, either individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(ii) No Hazardous Materials have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Property in violation of any Environmental Laws; or (iii) discharged from any Property on or into property or waters (including subsurface waters) adjacent to any Property in violation of any Environmental Laws, except for the matters set forth on Schedule 6.1(p) and other violations which violations, in any event, in the case of any of (i), (ii) or (iii), either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii) Except for the matters set forth on Schedule 6.1(p) and any of the following matters or liabilities that, in any event, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, neither the Borrower, any other Obligor nor any of their respective Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a release or threatened release of any Hazardous Materials into the environment for which the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable, or (iv) has received notice that the Borrower, any Obligor or any of their respective Subsidiaries is or may be liable to any Person under any Environmental Law.

(iv) To the best of the Borrower’s knowledge after due inquiry, no Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates except where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

(q) Investment Company; Public Utility Holding Company. None of the Borrower, any other Obligor or any of their respective Subsidiaries, is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. None of the Borrower, any other Obligor or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” or a “margin security” within the meaning of Regulations T, U and X of the Board.

(s) Affiliate Transactions. Except as permitted by Section 9.9, none of the Borrower, any other Obligor or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate (but not any Subsidiary of Borrower) of any Borrower, any other Obligor or any of their respective Subsidiaries is a party.

(t) Intellectual Property. Except as has not had and could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower, each other Obligor and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrower, each other Obligor and each of their respective Subsidiaries has taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Obligor or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the Borrower, the other Obligors and each of their respective Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the other Obligors or any of their respective Subsidiaries.

(u) Business. The Borrower, the other Obligors and each of their respective Subsidiaries are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of office and industrial buildings and other business activities incidental thereto.

(v) Broker’s Fees. Other than fees payable pursuant to (i) Section 3.6 and (ii) any agreement with the Agent regarding fees in connection with this Credit Agreement, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Obligor for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Obligor or any other Obligor ancillary to the transactions contemplated hereby.

(w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any other Obligor or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. The written information, reports and other papers and data with respect to the Borrower, any other Obligor or any of their respective Subsidiaries or the Borrowing Base Properties (other than projections and other forward-looking statements) furnished to the Agent or the Lenders in connection with or relating in any way to this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Obligor or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by, or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made. No fact or circumstance is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1 or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

(x) REIT Status. The REIT Guarantor will elect to qualify as a REIT commencing with its taxable year ending December 31, 2010 and each taxable year thereafter, and after such time will remain in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the REIT Guarantor to maintain its status as a REIT.

(y) Insurance. The Borrower, the other Obligors and their respective Subsidiaries have insurance covering the Borrower, the other Obligors and their respective Subsidiaries and their respective Properties in such amounts and against such risks and casualties as are customary for Persons or Properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. As of the Agreement Date, none of the Borrower, any other Obligor or any of their respective Subsidiaries has received notice that any such insurance has been cancelled, not renewed, or impaired in any way.

(z) Ownership of Borrower. The REIT Guarantor is the sole general partner of the Borrower and owns free of any Lien or other claim not less than a sixty-six and two-thirds percent (66 2/3%) Equity Interest in the Borrower as the general partner thereof.

(aa) No Bankruptcy Filing. None of the Borrower, any Obligor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person threatening the filing of any such petition against any of the Borrower, any Obligor or any of their respective Subsidiaries.

(bb) No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any other Obligor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

(cc) Transaction in Best Interests of Borrower and Obligors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Obligors. The direct and indirect benefits to inure to the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents constitute materially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Obligors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Obligors to have available financing to conduct and expand their business. The Borrower and the other Obligors constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrower.

(dd) Representations and Warranties from Other Loan Documents. Each of the representations and warranties made by any of the Obligors in any of the other Loan Documents is true and correct in all material respects.

(ee) Property. All of the Borrower’s, the other Obligors’ and their respective Subsidiaries’ properties are in good repair and condition, subject to ordinary wear and tear, other than (x) with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section, and (y) where the failure of the properties of any Subsidiary of the Borrower or any Subsidiary of an Obligor to be in good repair and condition has not had or could not be reasonably expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. The Borrower has completed or caused to be completed an appropriate investigation of the environmental condition of each Property as of the later of the date of the Borrower’s, the Obligors’ or the applicable Subsidiary’s purchase thereof or the date upon which such property was last security for Indebtedness of such Persons, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Agent and remediation actions satisfactory to Agent are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the other Obligors or their respective Subsidiaries which are delinquent. Except as set forth in Schedule 6.1(ee) hereto, there are no pending eminent domain proceedings against any property of the Borrower, the other Obligors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which, in all such events, individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. None of the property of the Borrower, the other Obligors or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect.

(ff) Guarantors. Each Material Subsidiary of Borrower (other than an Excluded Subsidiary) is a Guarantor.

(gg) No Event of Default. No Default or Event of Default has occurred and is continuing.

(hh) Subordination. None of the Borrower or any other Obligor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons.

(ii) Anti-Terrorism Laws.

(i) None of the Borrower or any other Obligor or any of their Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti- Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) None of the Borrower, any other Obligor or any of their Affiliates, or any of their brokers or other agents acting or benefiting from the Loan is a Prohibited Person. A “Prohibited Person” is any of the following:

(A) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) None of the Borrower or any other Obligor, any of their Affiliates or any of their agents acting in any capacity in connection with the Loan (1) to the best of the Borrower’s knowledge, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) to the best of the Borrower’s knowledge, deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv) The Borrower and the other Obligors shall not (1) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in its reasonable discretion, confirming the Borrower’s and the other Obligors’ compliance herewith).

(jj) Borrowing Base Properties. As of the Agreement Date, Schedule 6.1(jj) is a correct and complete list of all Borrowing Base Properties. Each of the Borrowing Base

Properties included by the Borrower in calculations of the Borrowing Base Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

Section 6.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any other Obligor or any of their respective Subsidiaries to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrower shall comply with the following covenants:

Section 7.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.6, the Borrower shall preserve and maintain, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor (other than a Subsidiary that is not a Material Subsidiary or an Excluded Subsidiary) to preserve and maintain their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted under Section 9.6, the Borrower shall cause each Subsidiary that is not a Material Subsidiary and each Excluded Subsidiary to preserve and maintain their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to so preserve and maintain or be so qualified and authorized could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

Section 7.2 Compliance with Applicable Law and Contracts.

The Borrower shall comply, and cause each other Obligor and each Subsidiary of the Borrower or any other Obligor to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. With respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, in addition to the requirements of any of the other Loan Documents, the Borrower shall cause each such Subsidiary to comply with clauses (a) and (b) above to the extent that the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor.

Section 7.4 Conduct of Business.

The Borrower shall at all times carry on, and cause the other Obligors and the Subsidiaries of the Borrower and the other Obligors to carry on, their respective businesses as now conducted and in accordance with Section 6.1(u).

Section 7.5 Insurance.

(a) In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties in such amounts and against such risks and casualties as are customary for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Agent or any Lender upon its request a detailed list stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the Properties and risks covered thereby, together with copies of all certificates of the insurance then in effect.

(b) Each insurance policy required under this Section shall (i) be for terms of at least one (1) year, with premium paid for such policy as the same become due; (ii) be subject to the reasonable approval of the Agent as to insurance companies, amounts and expiration dates; and (iii) for any Property that is a Borrowing Base Property, (x) name the Agent, its successors and assigns (A) as an additional insured under all liability insurance policies, and (B) as the first mortgagee, under a standard non-contributory mortgagee clause, on all property insurance policies and all loss of rents or loss of business income insurance policies, and (y) to the extent reasonably available from the insurance companies or insurance brokers and in compliance with Applicable Law and Acord contracts and policies, contain provisions providing for written notice to the Agent at least thirty (30) days prior to any cancellation, termination or modification thereof, or of any coverage provided that if such cancellation or termination is due to non-payment of premiums, the time period for such notice may not be less than ten (10) days.

Section 7.6 Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Obligor to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, such Person either (A) will provide a bond or other security sufficient under applicable law to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim. With respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, the Borrower shall cause each such Subsidiary to pay, discharge or cause to be paid and discharged when due the items set forth in clauses (a) and (b) above subject to the provisos contained therein and where the failure to make such payments or cause such payments to be made could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor.

Section 7.7 Visits and Inspections.

The Borrower shall, and shall cause each other Obligor and each Subsidiary of the Borrower and each other Obligor to, permit representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all Borrowing Base Properties (but subject to the rights of tenants under their leases) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower, any other Obligor or any Subsidiary of Borrower or any other Obligor with its accountants.

Section 7.8 Use of Proceeds; Letters of Credit.

The Borrower shall use the proceeds of all Loans and all Letters of Credit for working capital, capital expenditures and other general business purposes (including acquisitions permitted hereunder) only. The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or X of the Board) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9 Environmental Matters.

The Borrower shall, and shall cause all other Obligors and each Subsidiary of the Borrower and each other Obligor to, comply or cause to be complied with, all Environmental Laws in all material respects; provided, however, that with respect to each Subsidiary of the Borrower and each Subsidiary of an Obligor, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect on either the Borrower or the REIT Guarantor. If the Borrower, any other Obligor or any Subsidiary of the Borrower or any other Obligor shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, or any other Obligor or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring the Borrower, any other Obligor or any of their respective Subsidiaries to take any action in connection with the release of Hazardous Materials, or (c) receive any written notice from a Governmental Authority or private party alleging that the Borrower, any other Obligor or any of their respective Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby individually or in the aggregate in excess of $2,000,000, the Borrower shall provide the Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by such Person. The Borrower shall, and shall cause the other Obligors and each Subsidiary of the Borrower or any other Obligor to, take or cause to be taken promptly all commercially reasonable actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws; provided, however, that, (A) as to any Borrowing Base Property, if any such Lien arises due to the acts or omissions of third parties and such Lien (x) together with all other such Liens then in existence, could not reasonably be expected to have a Material Adverse Effect, or (y) has not resulted in foreclosure proceedings with respect to the property in question, the Borrower may pursue claims against such third parties prior to removing such Lien and (B)

as to any other Property, the Borrower shall have no obligation to remove any such Lien to the extent that such Lien, together with all other such Liens then in existence, could not reasonably be expected to have a Material Adverse Effect.

Section 7.10 Books and Records.

The Borrower shall, and shall cause each of the other Obligors and each Subsidiary of the Borrower or any other Obligor to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP. The Borrower shall, and shall cause each of the Obligors and their respective Subsidiaries to, maintain its current accounting procedures unless reasonably approved by the Agent.

Section 7.11 Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12 Additional Guarantors; Release of Guarantors.

(a) Additional Guarantors. Within fifteen (15) Business Days of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary) of any Obligor after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) a Joinder Agreement, substantially in the form of Exhibit D hereto, executed by such Material Subsidiary, and (ii) the items that would have been delivered under Sections 5.1(a)(vi) through (ix) if such Material Subsidiary had been one on the Effective Date.

(b) Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, the applicable Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.12; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in this Section 7.12; (iii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; and (iv) Borrower shall deliver to the Agent evidence reasonably satisfactory to the Agent either that (A) the Guarantor has ceased to qualify as a Material Subsidiary or (B) the Guarantor qualifies as an Excluded Subsidiary. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to the REIT Guarantor, which may only be released upon the prior written consent of Agent and all of the Lenders. Concurrently with any request by the Borrower to release any Guarantor from its Guaranty, the Borrower shall deliver to the Agent a pro forma Compliance Certificate giving effect to the transaction or other event which forms the basis for the release of the Guarantor from the Guaranty and the removal of the assets of such Guarantor from the calculation of Borrowing Base Value, as appropriate, which Compliance Certificate shall show continued compliance with each of the covenants contained in Sections 9.1 through 9.3, 9.5 and 9.13.

Section 7.13 REIT Status.

The Borrower shall cause REIT Guarantor to at all times maintain its status as, and elect to receive status as, a REIT.

Section 7.14 Distribution of Income to the Borrower.

The Borrower shall cause all of its Wholly-Owned Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service, operating expenses and other obligations for such quarter and (b) payment, or the establishment of reasonable reserves for the payment, of operating expenses and other obligations not paid on at least a quarterly basis and capital improvements and repairs (including tenant improvements) to be made to such Subsidiary’s assets and properties pursuant to leases, Secured Debt or required by law or otherwise approved by such Subsidiary in the ordinary course of business consistent with prudent business practices, (c) funding of reserves required by the terms of any Secured Debt encumbering property of the Subsidiary, including, without limitation, any lockbox, “cash-trap” or similar restriction on distribution of cash flow from such Subsidiary’s assets and properties; (d) payment of closing costs relating to the acquisition, financing, refinancing or disposition of such Subsidiary’s assets and properties; and (e) payments in reduction or extinguishment of Secured Debt of such Subsidiary, including, without limitation, balances due at maturity, or upon the refinancing, of such Secured Debt or upon the sale of such Subsidiary; unless such distribution is prohibited by the terms of any Secured Debt so long as such prohibition applies only to the Subsidiary obligated on such Secured Debt.

Section 7.15 Reporting Company.

The Borrower shall cause the REIT Guarantor to maintain its status as a reporting company pursuant to the Securities Exchange Act of 1934.

Section 7.16 Flood Determination; Flood Insurance.

A FEMA Standard Flood Hazard Determination prepared by a third party acceptable to Agent in its reasonable discretion (a “Flood Hazard Determination”) shall be delivered to the Agent for each Borrowing Base Property, which Flood Hazard Determination obligates the flood hazard certification firm to inform the agent if there is a change in the flood map on which the Borrowing Base Property is located, and the Borrower and each other Obligor shall cause to be delivered to the Agent a new Flood Hazard Determination for any Borrowing Base Property at least sixty (60) days prior to any expiration date of a previously delivered Flood Hazard Determination for such Borrowing Base Property. In addition, if any Borrowing Base Property is located in a special flood hazard area or is designated as having special flood or mud slide hazards according to FEMA (such property, a “Flood Hazard Property”), then the Borrower shall obtain a flood insurance policy insuring the Agent in an amount sufficient to satisfy the Flood Laws and acceptable to Agent in its reasonable discretion. If, after closing, any Borrowing Base Property is remapped and if the applicable Borrowing Base Property is determined to be a Flood Hazard Property, the Borrower shall be required to obtain and maintain a flood insurance policy in accordance with the provisions of this Section. The Borrower acknowledges that if, within forty-five (45) days of receipt of notification from Agent that any Borrowing Base Property has been reclassified by the FEMA as being a Flood Hazard Property, the Borrower shall have not provided sufficient evidence of flood insurance, Agent and/or Lenders may be required under federal law to purchase flood insurance on behalf of the Borrower, at the Borrower’s expense.

Section 7.17 Collateral.

(a) Authorization to File Financing Statements. Borrower shall, and shall cause each other Obligor, shall authorizes Administrative Agent, for the benefit of the Secured Parties, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, as provided in the Security Documents;

(b) Mortgages. Upon satisfaction of all conditions for any Property being accepted as a Borrowing Base Property pursuant to Section 8.5(a) or (b) below, Borrower shall, or if such Borrowing Base Property is owned (or leased pursuant to an Eligible Ground Lease) by another Obligor, shall cause such Obligor, to execute, deliver and cause to be filed Mortgages (or amendments to any existing Mortgages) which are effective to create in favor of Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien (subject to clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Liens) and security interest in such Property (or such ground leasehold interest in such Property, if applicable), which such Mortgages when filed in the appropriate offices for the locations specified in such Mortgages, shall constitute a Lien (subject to clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such Property (or ground leasehold interest in such Property, if applicable), in each case prior and superior in right to any other Lien (other than clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Liens).

(c) Release. (i) Upon receipt of written request from Borrower or any Obligor, and upon satisfaction of all conditions for the removal of any Property as a Borrowing Base Property set forth in Section 8.5(b), Agent shall (without notice to, or vote or consent of, any Lender) (x) execute, record and/or file all documents necessary to release the Liens granted to the Agent for the benefit of the Lender herein or pursuant to any Security Document and related solely to such Borrowing Base Property, (y) if the Obligor owning or ground leasing the Borrowing Base Property to be released owns or ground leases no other Borrowing Base Property, take such actions as shall be required to release its Liens in the Equity Interests granted under the Pledge Agreement in the Obligor which owned or ground leased such Borrowing Base Property as Collateral and, (z) if the Obligor pledging such Equity Interests is not a Grantor under the Pledge Agreement with respect to any other Collateral, releasing such Obligor as a Grantor under the Pledge Agreement.

(ii) Upon request of the Borrower at any time or from time to time, the Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its Liens in the Equity Interest granted under the Pledge Agreement in any Subsidiary (x) whose Equity Interests are being disposed of in a transaction not prohibited by the terms of this Agreement, (y) that has become an Excluded Subsidiary or is no longer a Material Subsidiary, or (z) that is the direct or indirect holder of any Equity Interests in a Subsidiary that has become an Excluded Subsidiary and the grant of such security interest is prohibited by the terms of the documents, instruments, agreement or organizational document described in clause (a)(ii) of the definition of Excluded Subsidiary, provided, that any such Subsidiary does not own (or ground lease pursuant to an Eligible Ground Lease) any Borrowing Base Property and, if the Obligor pledging such released Equity Interests is not a Grantor under the Pledge Agreement with respect to any other Collateral, release such Obligor as a Grantor under the Pledge Agreement.

ARTICLE VIII. INFORMATION

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office.

Section 8.1 Quarterly Financial Statements.

As soon as available and in any event not later than the date that is the earlier of (x) fifty (50) days after the close of each of the first, second and third fiscal quarters of the REIT Guarantor, or (y) five (5) days after filing the REIT Guarantor’s 10Q Report with the Securities and Exchange Commission, the unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the REIT Guarantor and its Subsidiaries for such period and an unaudited statement of Funds from Operations, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by a Responsible Officer of the REIT Guarantor, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the REIT Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrower and the REIT Guarantor shall deliver reports, in form and detail satisfactory to the Agent, setting forth (i) all capital expenditures made during the calendar quarter then ended; (ii) a description of all Properties acquired during such calendar quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (iii) a description of all Properties sold during the calendar quarter then ended, including the Net Operating Income from such Properties and the sales price; (iv) a statement of the Net Operating Income contribution by each Property for the preceding calendar quarter; and (v) such other information as the Agent may reasonably request. At the time the financial statements are required to be furnished at the close of the second calendar quarter of the REIT Guarantor, the Borrower shall furnish to the Agent pro forma quarterly financial information for the REIT Guarantor and its Subsidiaries for the next two (2) calendar quarters, including pro forma covenant calculations, sources and uses of funds, capital expenditures, Net Operating Income for the Borrowing Base Properties, and other income and expenses.

Section 8.2 Year-End Statements.

As soon as available and in any event not later than the date that is the earlier of (x) ninety (90) days after the end of each respective fiscal year of the REIT Guarantor and its Subsidiaries, or (y) five (5) days after filing the REIT Guarantor’s 10K Report with the Securities and Exchange Commission, the audited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such calendar year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the REIT Guarantor and its Subsidiaries for such calendar year and an unaudited statement of Funds from Operations, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be certified by (i) a Responsible Officer of the REIT Guarantor, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of REIT Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period, and (ii) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized the REIT Guarantor to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. In addition, the REIT Guarantor shall deliver with such year-end statements the reports described in Section 8.1(i)-(iv) together with pro forma quarterly financial information for the REIT Guarantor and its Subsidiaries for the next four (4) calendar quarters, including pro forma covenant calculations, EBITDA, sources and uses of funds, capital expenditures, Net Operating Income for the Properties, and other income and expenses.

Section 8.3 Compliance Certificates.

(a) At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2 and within ten (10) Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed by a Responsible Officer of the REIT Guarantor: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, calendar year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower and the REIT Guarantor are in compliance with the covenants contained in Sections 9.1 through 9.3, 9.5 and 9.13; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower and/or the REIT Guarantor with respect to such event, condition or failure. In addition, with each such Compliance Certificate, the Borrower shall deliver the following information: (w) a development schedule of the announced development pipeline, including for each announced development project, the project name and location, the square footage to be developed, the expected construction start date, the expected date of delivery, the expected stabilization date and the total anticipated cost; (x) a schedule of all outstanding Indebtedness of the Borrower and its Subsidiaries and the REIT Guarantor and its Subsidiaries, showing for each component of Indebtedness, the lender, the total commitment, the total indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any) and the security (if any); (y) a schedule of all interest rate protection agreements to which the Borrower, the REIT Guarantor or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof and (z) a copy of all management reports, if any, submitted to the Borrower or the REIT Guarantor or its management by its independent public accountants.

(b) At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2 and within ten (10) Business Days of the Agent’s request, Borrower shall also deliver a borrowing base certificate (a “Borrowing Base Certificate”) executed by the chief financial officer of the REIT Guarantor that: (i) sets forth a list of all Borrowing Base Properties together with a calculation of the Borrowing Base Value; (ii) includes the calculation of the Implied Debt Service Coverage Ratio, (iii) certifies (A) that all Borrowing Base Properties so listed fully qualify as such under the applicable criteria for inclusion as Borrowing Base Properties, (B) that all acquisitions, dispositions or other removals of Borrowing Base Properties completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, (C) the acquisition cost of any Borrowing Base Properties acquired during such period, and (D) the Borrowing Base Value of any Borrowing Base Properties removed during such period, and (iv) includes any other information that Agent may require to determine the Borrowing Base Value of such Borrowing Base Properties, provided that such other information shall not include Appraisals, which are governed by Section 8.5(d) hereof.

Section 8.4 Borrowing Base Property Information.

(a) Prior to the first day of January of each year, furnish to Agent a copy of the annual budget for each Borrowing Base Property for the upcoming fiscal year.

(b) Prior to the 31st of January of each year, furnish to Agent the actual capital expenditures for each Borrowing Base Property for the previous fiscal year.

(c) As soon as available and in any event not later the date that is fifty (50) days after the close of each of the fiscal quarters of the REIT Guarantor and within ten (10) Business Days of the Agent’s request, furnish to the Agent operating statements for each Borrowing Base Property including occupancy rates, square footage, property type, date acquired or built with respect to each Property included as an Borrowing Base Property in form and substance reasonably satisfactory to the Agent.

Section 8.5 Additions and Substitutions to and Removals from Borrowing Base.

(a) Additions and Substitutions to Borrowing Base Properties.

(i) Following the Effective Date, the Borrower may, by written notice to the Agent, add one or more new Properties as Borrowing Base Property(ies) or, subject to Section 8.5(c) substitute one or more new Properties for one or more Properties (such newly added or substituted Property, the “Potential Borrowing Base Property(s)”) then included as Borrowing Base Properties. Any such notice of addition or substitution shall be delivered to the Agent (which the Agent shall promptly furnish to the Lenders) and shall include the following items for each Potential Borrowing Base Property (such items, the “Borrowing Base Deliverables”) (it being understood that the Agent shall have no obligation to verify the truth, accuracy or completeness of any information contained therein):

(A) a Borrowing Base Certificate reflecting such addition or substitution, together with a statement of: (x) the acquisition cost of such Potential Borrowing Base Property(s); and (y) the same information that the Borrower would be required to include in a quarterly Borrowing Base Certificate, together with a certification that, after giving effect to such addition or substitution, the Borrower will be in compliance with each of the requirements and covenants contained in Section 2.13 and Sections 9.1 through 9.3, 9.5 and 9.13 on a pro-forma basis based upon the most recent financial statements available under either Section 8.1 or 8.2, together with all supporting calculations;

(B) with respect to any such addition or substitution, an officer’s certificate from the Borrower certifying that such Potential Borrowing Base Property(s) satisfies all of the requirements set forth in clauses (a) through (h) of the definition of “Borrowing Base Property”;

(C) with respect to any such substitution, a Minimum Borrowing Base Certificate demonstrating compliance with the Minimum Borrowing Base Requirements immediately following such substitution;

(D) to the extent available to Borrower, an operating statement for each of the two (2) prior fiscal years, for the current fiscal year through the fiscal quarter most recently ended and for the fiscal quarter most recently ended;

(E) a pro-forma operating statement or an operating budget for the current and immediately following fiscal years;

(F) an Appraisal dated as of a date which is reasonably acceptable to the Agent;

(G) copies of all leases;

(H) a legal description and ALTA survey prepared, certified and sealed by a surveyor reasonably satisfactory to Agent as to form, substance and date setting forth such detail and pertaining to such matters as is customary for surveys obtained by companies involved in the same type of business as Borrower. The survey shall also locate any special flood hazard area or wetlands area;

(I) interior and exterior photographs;

(J) a commitment for a standard ALTA mortgagee title insurance policy issued by a title insurance company approved by Agent, with such endorsements reasonably requested by the Agent and available in the jurisdiction where such Borrowing Base Property is located, including but not limited to an Aggregation endorsement, when available, for each policy issued and excluding, for the avoidance of doubt, creditors rights or similar coverage unless available at a commercially reasonable cost in a particular jurisdiction, in form and substance reasonably acceptable to Agent subject only to Permitted Liens and other exceptions reasonably approved by Agent, together with copies of all title exceptions related thereto;

(K) an environmental site assessment dated as of a date which is reasonably acceptable to the Agent;

(L) a structural engineering and/or property condition report;

(M) evidence of insurance in form and substance acceptable to the Agent;

(N) a Flood Hazard Determination indicating whether such Potential Borrowing Base Property is designated by FEMA as a Flood Hazard Property and, if any such Potential Borrowing Base Property is a Flood Hazard Property, (x) evidence whether the community in which such Potential Borrowing Base Property is located is participating in the National Flood Insurance Program, and (y) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Agent and meeting the requirements of Section 7.16, and endorsed or otherwise amended to include a standard lender’s loss payee/mortgagee endorsement naming Agent as loss payee and mortgagee thereunder;

(O) a Subordination, Non-Disturbance and Attornment Agreement and Estoppel Certificate executed by each tenant occupying more than 10% of the leasable square footage of the applicable Borrowing Base Property, in form and substance reasonably acceptable to the Agent;

(P) a favorable legal opinion of local counsel admitted to practice in the jurisdiction in which such Borrowing Base Property is located as to the enforceability of the Mortgage under applicable law and other matters reasonably requested by Agent, which opinion shall be addressed to Agent and the Lenders, dated the date of the applicable Mortgage, and in form and substance reasonably acceptable to Agent; and

(Q) such other information, reports or other materials as the Agent may reasonably request.

(ii) Notwithstanding the foregoing, until such time as there are at least eight (8) Borrowing Base Properties included in the calculation of the Borrowing Base Value and the Borrowing Base Value exceeds $100,000,000, any Potential Borrowing Base Property must be approved by the Agent and each Lender before such addition or substitution becomes effective; thereafter, any Potential Borrowing Base Property must be approved by the Agent and the Requisite Lenders, provided that (i) unless a Lender shall give written notice to the Agent that it specifically objects to the addition or substitution of any Potential Borrowing Base Property within ten (10) days from the date of such Lender’s receipt of the Borrowing Base Deliverables, such Lender shall be deemed to have conclusively approved of such addition or substitution, and (ii) unless the Agent shall give written notice to the Borrower that it specifically objects to the addition or substitution of any Potential Borrowing Base Property within fifteen (15) days from the date of the Agent’s receipt of the Borrowing Base Deliverables, the Agent shall be deemed to have conclusively approved of such addition or substitution.

(b) Removals of Borrowing Base Properties.

(i) Subject to Section 8.5(c), upon any Borrowing Base Property ceasing to qualify as a Borrowing Base Property or upon the Borrower’s exclusion of such Borrowing Base Property pursuant to Section 9.13, such Borrowing Base Property shall no longer be included in the calculation of the Borrowing Base Value. Within ten (10) Business Days after any such disqualification, the Borrower shall deliver to the Agent a Borrowing Base Certificate reflecting such disqualification, together with a statement of: (i) the identity of the disqualified Borrowing Base Property, and (ii) the Borrowing Base Value attributable to such Borrowing Base Property and (iii) the certificates required by Section 8.5(b)(iv). Upon receipt by Agent of (x) (A) notice from Borrower that any disqualified Borrowing Base Property again qualifies as a Borrowing Base Property and (B) the certificates required by Section 8.5(b)(iv), or (y) notice from Borrower of inclusion under Section 9.13, such Borrowing Base Property shall again be included in the calculation of the Borrowing Base Value.

(ii) Subject to Section 8.5(c), the Borrower may voluntarily remove any Property from Borrowing Base Properties (including as a result of any financing, sale, transfer or other disposition of any Borrowing Base Property in accordance with the terms of the Loan Documents) by delivering to the Agent, no later than ten (10) Business Days prior to the date on which such removal is to be effected (or, in the event such removal shall result from the financing, sale, transfer or other disposition of a Borrowing Base Property, ten (10) Business Days prior to such proposed sale, transfer or disposition), (x) a Borrowing Base Certificate reflecting such removal, together with a statement (A) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (B) of the identity of the Borrowing Base Property being removed, and (C) the Borrowing Base Value attributable to such Borrowing Base Property and (y) the certificates required by Section 8.5(b)(iv).

(iii) Notwithstanding anything to the contrary in this Agreement, in the event that a Property (a “Defaulted Property”) included in the calculation of the Borrowing Base Value fails to satisfy the requirements set forth in clause (e) of the definition of “Borrowing Base Property” as a result of conditions existing or effecting such Property for any period of time prior to the acquisition thereof by the Borrower, any other Obligor or any of their respective Subsidiaries of which the Borrower had no knowledge (any such failure a “Replacement Event”), then, if such Replacement Event results in a Default, the Borrower shall have forty-five (45) days from the earlier of (x) the date the Agent notifies the Borrower that a Replacement Event has occurred or (y) the date the Borrower notifies the Agent that a Replacement Event has occurred in which to identify one or more Potential Borrowing Base Property(s) to cure such Default by replacing the Defaulted Property as a Borrowing Base Property and delivering to the Agent those items specified in Sections 8.5(a)(i)(A) - (C) and Section 8.5(b)(iv) with respect thereto and otherwise satisfy all conditions to such Property being accepted as a Borrowing Base Property pursuant to this Agreement (the “Replacement Conditions”).

For the avoidance of doubt, in the event the Borrower fails to comply with the Replacement Conditions within the time periods set forth above, the right of the Borrower to cure such Default as provided in this Section 8.5(b)(iii) shall cease, and thereupon the Agent and the Lenders shall have any and all rights and remedies with respect to such Replacement Event as may be available under this Agreement and the other Loan Documents.

(iv) Simultaneously with the delivery of the items required pursuant to Sections 8.5(b)(i), (ii) and (iii), the Borrower shall deliver to the Agent (A) a pro forma Compliance Certificate demonstrating, upon giving effect to such removal, replacement or disqualification, compliance with the requirements and covenants contained in Section 2.13 and Sections 9.1 through 9.3, 9.5 and 9.13 on a pro forma basis based upon the most recent financial statements available under Section 8.1 or 8.2, together with supporting calculations and (B) a Minimum Borrowing Base Certificate.

(c) Minimum Borrowing Base Properties. Subject to this Section 8.5, the Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to,

(i) sell, transfer, encumber with a Lien or otherwise dispose of any Borrowing Base Property included in the calculation of the Borrowing Base Value; or

(ii) remove any Borrowing Base Property from the calculation of the Borrowing Base Value (whether as a result of such Property failing to satisfy the requirements set forth in the definition thereof or otherwise); or

(iii) substitute any Potential Borrowing Base Property(s) for any existing Borrowing Base Properties;

unless, immediately following such sale, transfer, disposition, removal or substitution (x) there shall be at least eight (8) Borrowing Base Properties included in the calculation of the Borrowing Base Value and (y) the Borrowing Base Value would be at least $150,000,000 (the “Minimum Borrowing Base Requirements”). Simultaneously with any such proposed sale, transfer, disposition removal or substitution, the Borrower shall deliver to the Agent a certificate (a “Minimum Borrowing Base Certificate”) of a Responsible Officer of the REIT Guarantor certifying compliance with the Minimum Borrowing Base Requirements.

(d) Updated Appraisals. Agent, in its sole discretion, shall have the right to have, or have its counsel have, at Borrower’s expense, an updated Appraisal prepared for any Borrowing Base Property whose most recent appraisal is dated more than twelve (12) months prior to the date of the most recent Borrowing Base Certificate. Borrower shall, at all times, cooperate with any reasonable requests in connection with the completion of such updated Appraisals. In addition, Borrower may, at its option at any time, request that Agent obtain, at Borrower’s expense, an updated Appraisal of any Borrowing Base Property.

Section 8.6 Other Information.

(a) Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Obligor or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the REIT Guarantor, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower or the REIT Guarantor, in each case to the extent not otherwise publicly available;

(c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 404 1(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the REIT Guarantor setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(d) Litigation. To the extent the Borrower, any other Obligor or any of their respective Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower, any other Obligor, any of their respective Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $2,000,000, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower, any other Obligor, or any of their respective Subsidiaries are being audited;

(e) Modification of Governing Documents. A copy of any amendment to a Governing Document of the Borrower or any other Obligor promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;

(f) Change of Management or Financial Condition. Prompt notice of any change in the senior management of the company that manages the properties on behalf of the Borrower (which, as the date hereof, is deemed to be the following persons: Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz and Don Henry), any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Obligor, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect (such change, event or circumstance, a “Material Change”);

(g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default (which notice shall state that it is a “notice of default” for the purposes of Section 11.3 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any other Obligor, or any of their respective Subsidiaries under any (x) Recourse Indebtedness individually or in the aggregate in excess of $2,000,000, or (y) Nonrecourse Indebtedness individually or in the aggregate in excess of $10,000,000, or (z) Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(h) Judgments. Prompt notice of any uninsured order, judgment or decree in excess of $2,000,000 (or, with respect to any Nonrecourse Indebtedness, $10,000,000) having been entered against the Borrower, any other Obligor, or any of their respective Subsidiaries or any of their respective properties or assets;

(i) Notice of Violations of Law. Prompt notice if the Borrower, any other Obligor, or any of their respective Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(j) Material Contracts. Promptly upon (i) entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract, together with a copy of all related or ancillary documentation and (ii) the giving or receipt thereof by the Borrower, any other Obligor, or any of their respective Subsidiaries notice alleging that any party to any Material Contract is in default of its obligations thereunder;

(k) New Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary); and

(l) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects or updated projections of the Borrower, any or other Obligor or any of their respective Subsidiaries as the Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 8.1, 8.2, 8.6(a) or 8.6(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which REIT Guarantor or Borrower posts such documents, or provides a link thereto on Parent and Borrower’s website on the Internet; or (ii) on which such documents are posted on REIT Guarantor’s and Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent). Further, Agent and the Lenders agree that the delivery of the financial statements of the REIT Guarantor filed by the REIT Guarantor with the Securities and Exchange Commission on Form 10-Q or on Form 10-K will satisfy the delivery requirements of the Borrower under Sections 8.1 and 8.2, respectively. Notwithstanding the foregoing, if Borrower or REIT

Guarantor is unable to deliver the documents required to be delivered pursuant to Sections 8.1, 8.2, 8.6(a) or 8.6(b) electronically, such documents must be physically delivered to Agent and Lenders as set forth herein.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement and the Commitments are in effect and any Obligations are outstanding, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the REIT Guarantor and the Borrower, as applicable, shall comply with the following covenants:

Section 9.1 Financial Covenants.

The Borrower shall, on a consolidated basis in accordance with GAAP:

(a) not permit the Fixed Charge Coverage Ratio to be less than 1.75 to 1.00 at any time;

(b) for each fiscal quarter ended from the Agreement Date through the fiscal quarter ended March 31, 2012, not permit the Leverage Ratio to exceed 0.65 to 1.00 at any time and, thereafter, not permit the Leverage Ratio to exceed 0.60 to 1.00 at any time, provided that so long as Total Asset Value exceeds $1,000,000,000, the Leverage Ratio shall only be tested at the end of each fiscal quarter. For the purpose of the calculations in this Section 9.1(b) for the period twelve (12) months from the Agreement Date, any Unsecured Debt approved by the Agent and subordinate to the Obligations shall be deducted from Indebtedness;

(c) not permit, at any time, Secured Debt to exceed five percent (5%) of Consolidated Tangible Assets for so long as Consolidated Tangible Assets are less than $200,000,000, and thereafter ten percent (10%) of Consolidated Tangible Assets provided that so long as Total Asset Value exceeds $1,000,000,000, the Secured Debt covenant contained in this Section 9.1(c) shall only be tested at the end of each fiscal quarter. For the purpose of the calculations in this Section 9.1(c), Nonrecourse Indebtedness and the Obligations shall be deducted from Secured Debt; and

(d) for the fiscal quarter ending October 31, 2011 and at any time thereafter, not permit Tangible Net Worth to be less than the sum of (i) $200,000,000 and (ii) seventy-five percent (75%) of the Gross Cash Proceeds of all Equity Issuances by REIT Guarantor, Borrower or any other Guarantor consummated after October 31, 2011 (other than Gross Cash Proceeds received contemporaneously with or within ninety (90) days after the redemption, retirement or repurchase of Equity Interests in Borrower or REIT Guarantor, subject to the restrictions on purchases or redemptions in Section 9.5, up to the amount paid by Borrower or REIT Guarantor in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that there shall not have been any increase in Shareholder Equity as a result of any such proceeds); and

(e) On or before January 31, 2011, raise at least $30,000,000 in Gross Cash Proceeds from Equity Issuances (the “Additional Equity Amount”), provided the Borrower may, upon payment of an extension fee to Agent in the amount of $35,000, extend the period in which to raise the Additional Equity Amount until February 28, 2011. On or before April 30, 2011, the Borrower shall raise at least $55,000,000 in Gross Cash Proceeds from Equity Issuances, in addition to the $30,000,000 Additional Equity Amount.

Section 9.2 Indebtedness.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, create, incur, assume, or permit or suffer to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness other than the following:

(a) the Obligations;

(b) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower and each Guarantor in respect of such intercompany Indebtedness shall be subordinate to the Obligations;

(c) any other Indebtedness existing, created, incurred or assumed so long as immediately prior to the existence, creation, incurring or assumption thereof (other than with respect to any Indebtedness incurred for purposes of prepayment of other Indebtedness as permitted by the proviso in Section 9.12), and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; and

(d) purchase money Indebtedness, provided that any Property purchased with such purchase money Indebtedness that continues to secure such purchase money Indebtedness shall not be included as a Borrowing Base Property unless such purchase money Indebtedness is repaid at the time such Property is included as a Borrowing Base Property.

Section 9.3 Permitted Investments.

(a) From the Agreement Date through and including the date that is nine (9) months after the Agreement Date (the “Initial Investment Period”), the Borrower shall not, and shall not permit any other Obligor or any of their Subsidiaries to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(i) Investments in Subsidiaries and Unconsolidated Affiliates in existence on the Agreement Date and disclosed on Part I of Schedule 6.1(b);

(ii) Investments in Cash Equivalents;

(iii) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (A) immediately after giving effect to such Investment, no Default or Event of Default is or would be in existence and (B) the terms and conditions set forth in Section 7.12 with respect to such Subsidiary, if any, are satisfied; and

(iv) Investments in properties that are primarily office properties.

(b) Following the Initial Investment Period, in addition to the Investments permitted in clause (a) above, the Borrower, and any other Obligor or any Subsidiary of the Borrower or any other Obligor, shall be permitted to make any Investment in or otherwise own or hold the following items, provided that the aggregate value of such holdings of the Borrower, such Subsidiaries and the other Obligors so acquired shall not exceed the percentage of Total Asset Value set forth below at any time:

(i) Investments in Unconsolidated Affiliates shall not exceed fifteen percent (15%) of Total Asset Value;

(ii) Investments in Mortgage Receivables shall not exceed five percent (5%) of Total Asset Value;

(iii) the aggregate Construction Budget for Construction-in-Process shall not exceed fifteen percent (15%) of Total Asset Value;

(iv) Investments made in properties that are not primarily office properties shall not exceed five percent (5%) of Total Asset Value;

(v) Investments in respect of Equity Interests (other than Equity Interests of Subsidiaries or Unconsolidated Affiliates) shall not exceed five percent (5%) of Total Asset Value.

(c) Notwithstanding the Investments permitted under clause (b) above, in no event shall the aggregate value of the holdings of the Borrower, any other Obligor and their Subsidiaries in the Investments described in clause (b) above exceed, in the aggregate, twenty percent (20%) of Total Asset Value at any time. For the purposes of this Section 9.3, a Property shall be considered Construction-in-Process until the issuance of a permanent certificate of occupancy for such Property or phase thereof.

(d) For the purposes of this Section 9.3, the Investment of the Borrower or the REIT Guarantor in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) Borrower’s Share of Construction-in-Process of their Unconsolidated Affiliates, plus (ii) Borrower’s Share of any other Investments valued at the lower of GAAP book value or market value.

Section 9.4 Liens; Negative Pledges; Other Matters.

(a) With respect to any Property included as a Borrowing Base Property, Borrower shall not, without the prior written consent of Agent, create, place, suffer or permit to be created or placed or, through any act or failure to act, acquiesce in the placing or allow to remain, any Lien, regardless of whether same is expressly subordinate to the Obligations, or grant any easement or impose any restrictive covenants, other than Permitted Liens; or contractually agree with any other Person to provide such Person a Negative Pledge, or other covenant similar to this Section 9.4(a).

(b) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired (excluding Borrowing Base Properties) if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; provided, however, that nothing contained in this Section 9.5 shall prohibit the refinancing of Secured Debt of the Borrower, any other Obligor or any of their respective Subsidiaries in the event an Event of Default is then in existence so long as such refinancing (i) is otherwise permitted under this Agreement and (ii) will not create any additional, or exacerbate any existing, Default or Event of Default.

(c) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) any agreement (A) evidencing Indebtedness which the Borrower or such Subsidiary or Obligor may create, incur, assume, or permit or suffer to exist under Section 9.2, (B) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (C) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into or the Equity Interests of the Person owning such property; or (ii) a Governing Document of a Non-Wholly Owned Subsidiary which requires consent to, or places limitations on, the imposition of Liens on such Subsidiary’s assets or properties or the Equity Interests in such Subsidiary.

(d) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to the Loan Documents) of any kind on (i) the ability of the Borrower, any other Obligor or any Subsidiary of the Borrower or any other Obligor to: (A) pay dividends or make any other distribution on any of such Person’s capital stock or other equity interests owned by the Borrower, any other Obligor, or any of their respective Subsidiaries, (B) pay any Indebtedness owed to the Borrower, any other Obligor, or any of their respective Subsidiaries, (C) make loans or advances to the Borrower, any other Obligor, or any of their respective Subsidiaries, or (D) transfer any of its property or assets to the Borrower, any Obligor, or any of their respective Subsidiaries, other than any such restrictions described in this subpart (i) which are contained in (x) agreements evidencing Secured Debt and which relate solely to the assets pledged as collateral security for such Secured Debt or (y) any Governing Document of a Non-Wholly Owned Subsidiary and which relate solely to such Subsidiary (other than any such Subsidiary that owns, in whole or in part, any Borrowing Base Property), or (ii) the ability of the Borrower or any other

Obligor to amend this Agreement or pledge the Borrowing Base Property as security for the Obligations.

Section 9.5 Restricted Payments; Stock Repurchases.

(a) The Borrower will not make any Restricted Payment to the REIT Guarantor and the REIT Guarantor will not make any Restricted Payments during any calendar quarter, except for Net Dividends not to exceed the greater of (i) ninety percent (90%) of the Funds From Operations of the REIT Guarantor on a consolidated basis through the date of any such Restricted Payment; provided that in no event shall such Restricted Payments exceed one hundred percent (100%) of Funds from Operations for the two most recently completed fiscal quarters of the Borrower; or (ii) the minimum amount required in order for the REIT Guarantor to maintain its status as a REIT, as set forth in a certification to Agent from the chief financial officer of the REIT Guarantor.

(b) Redemption of Equity Interests of the REIT Guarantor pursuant to the Share Redemption Program shall be permitted pursuant to Section 9.5(e).

(c) Redemption of limited partnership interests of the Borrower shall be permitted to the extent such redemption is made with respect to such limited partnership interests issued to a seller in connection with the purchase by the Borrower, any other Obligor or any of their respective Subsidiaries of any Property and such redemption is effectuated by the conversion of such limited partnership interests into common stock of the REIT Guarantor or, with the approval of the Agent, by cash payment; provided that, (i) had the Borrower originally paid cash for the purchase of such Property instead of issuing the applicable limited partnership interests, such cash payment would have been permitted under the terms and conditions of this Agreement, including but not limited to this Article IX, and (ii) such cash payment to be made for the redemption of such limited partnership interests shall be in compliance with all other terms and conditions of this Agreement, including but not limited to compliance with this Article IX and shall not result in a Default or an Event of Default.

(d) If a Default or Event of Default shall have occurred and be continuing, then neither the Borrower nor the REIT Guarantor shall make any Restricted Payments to any Person whatsoever without the prior written consent of the Requisite Lenders other than cash distributions by the Borrower to its partners (and corresponding distributions by the REIT Guarantor to its shareholders) in a minimum amount required in order for the REIT Guarantor to maintain its status as a REIT, as set forth in a certification to Agent from the chief financial officer of the REIT Guarantor; provided that the Borrower shall not make any Restricted Payments to any Person whatsoever if a Default or an Event of Default of the type described in Section 10.1(a), (b), (g) or (h) shall have occurred and be continuing or would result therefrom.

(e) Neither the Borrower nor the REIT Guarantor shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if a Default or Event of Default exists or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence and, with respect to any acquisition of shares of capital stock of the REIT Guarantor, (i) such acquisition shall be consummated in accordance with the terms and conditions of its Share Redemption Program and (ii) the aggregate amount of redemptions by the REIT Guarantor in any calendar year shall not exceed the amount permitted to be redeemed in any calendar year under the Share Redemption Program as in effect on the Agreement Date.

Section 9.6 Merger, Consolidation, Sales of Assets and Other Arrangements.

(a) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment; provided, however, that a Person may merge with the Borrower or any of its Subsidiaries, so long as (A) such Person was organized under the laws of the United States of America or one of its states; (B) if such merger involves the Borrower, the Borrower is the survivor of such merger; (C) if such merger involves a Subsidiary of the Borrower that is a Guarantor, such Subsidiary is the survivor of such merger; (D) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (E) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary of the Borrower with and into the Borrower); (F) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a “hostile takeover”; (G) following such merger, the Borrower and its Subsidiaries will continue to be engaged primarily in the business of the ownership, development, management and investment in real estate; and (H) such merger, together with all other mergers permitted by this Section 9.6 and consummated in the same fiscal year as such merger, shall not increase the Total Asset Value by more than twenty-five percent (25%) of the Total Asset Value as of the end of the previous fiscal year.

(b) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of Borrower or any other Obligor to, sell, dispose of or transfer any Property or other assets if (i) a Default or an Event of Default has occurred and is continuing (unless such Default or Event of Default would be cured by such sale, disposition or transfer, provided Borrower and each Obligor shall be in compliance with all other terms and conditions of this Agreement after giving effect to such sale, disposition or transfer), or (ii) a Default or an Event of Default would occur as a result of such transaction.

Section 9.7 Fiscal Year.

Neither the Borrower nor the REIT Guarantor shall change its fiscal year from that in effect as of the Agreement Date without the Agent’s prior written consent.

Section 9.8 Modifications to Certain Agreements.

(a) The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect without the Agent’s prior written consent.

(b) The Borrower shall not enter into any material amendment or other modification to the Share Redemption Program without the Agent’s prior written consent.

Section 9.9 Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower), except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (ii) transactions in connection with (A) the Master Property Management, Leasing and Construction Management Agreement, dated as of August 11, 2010 between the Borrower, the REIT Guarantor, Wells Management Company, Inc. and Wells Real Estate Advisory Services III, LLC and renewals thereof on substantially similar terms and conditions, and (B) the Advisory Agreement, dated as of June 7, 2010 between the Borrower, the REIT Guarantor, Wells Real Estate Advisory Services, III, LLC, and renewals thereof on substantially similar terms and conditions, and (C) the Dealer Manager Agreement between the REIT Guarantor and Wells Investment Securities Inc., and renewals thereof on substantially similar terms and conditions.

Section 9.10 ERISA Exemptions.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.11 Restriction on Prepayment of Indebtedness.

Without the prior written consent of the Agent, neither the Borrower, any other Obligor, nor any Subsidiary of the Borrower or any other Obligor shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this Section 9.11 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.

Section 9.12 Modifications to Governing Documents.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to enter into any amendment or modification of any Governing Document of the Borrower, such Subsidiary, or such Obligor which would have a Material Adverse Effect without the Agent’s prior written consent.

Section 9.13 Occupancy of Borrowing Base Properties.

The Properties that are Borrowing Base Properties shall consist solely of Properties which have an aggregate occupancy level for the preceding calendar quarter of tenants in possession and paying rent (not more than sixty (60) days past due), or subject to free rent for a period of ninety (90) days or less, and which are not otherwise in default in any material manner under their respective leases, of at least eighty percent (80%) of the aggregate rentable area within such Borrowing Base Properties. In the event of a breach or violation of this Section 9.13, such breach or violation shall not be an Event of Default so long as the Borrower immediately notifies the Agent thereof and, within thirty (30) days of receipt of such notice by the Agent (subject to extension for up to an additional thirty (30) days by the Agent in its sole and absolute discretion), the Borrower adds, substitutes, removes or excludes one or more Properties as Borrowing Base Properties as contemplated by Section 8.5 such that immediately following such addition, substitution or removal, the occupancy level required by this Section 9.13 is satisfied.

Upon the occurrence of an Default under this Section 9.13, the Borrower shall have the right to designate, upon written notice to the Agent, one or more Borrowing Base Properties to be excluded (but not removed) as Borrowing Base Properties pursuant to Section 8.5(b)(i) in order to effect compliance with this Section 9.13. Thereafter, the Borrower shall have the right, upon written notice to Agent, to include any such excluded Borrowing Base Property as Borrowing Base Property provided that (i) the inclusion of such Borrowing Base Property will not result in a Default under this Section 9.13 and (ii) such Borrowing Base Property is not otherwise a disqualified Borrowing Base Property under Section 8.5(b)(i).

Section 9.14 Change in Nature of Business.

The Borrower shall not, and shall not permit any other Obligor or any Subsidiary of the Borrower or any other Obligor to engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or as contemplated in the REIT Guarantor’s S-11 filed on November 30, 2009, as amended from time to time, or any business substantially related or incidental thereto.

ARTICLE X. DEFAULT

Section 10.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Obligor shall fail to pay when due any payment Obligation owing by such other Obligor under any Loan Document to which it is a party, and such failure shall continue for a period of three (3) Business Days from the date such payment was due.

(c) Default in Performance of Specific Covenants. The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 7.1 (with respect to the existence of the REIT Guarantor and the Borrower), 7.8, 7.12, 7.13, 8.3 or 8.5 or in Article IX.

(d) Default in Performance of Other Covenants. The Borrower or any other Obligor shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(d) shall continue for a period of thirty (30) days after the date upon which the Agent has sent written notice of such failure to the Borrower.

(e) Representations and Warranties. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Obligor to the Agent or any Lender pursuant to any Loan Document, shall at any time prove to have been incorrect or misleading (and without regard to any qualifications limiting such representations to knowledge or belief), in light of the circumstances in which made or deemed made, in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when furnished or made or deemed made.

(f) Indebtedness Cross-Default.

(i) The Borrower, any other Obligor, or any of their respective Subsidiaries shall fail to pay when due and payable, the principal of, or interest on, (x) any Recourse Indebtedness or obligations under Derivative Contracts (other than the Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, the marked to market value of such Derivative Contract provided that, if the Borrower is not out of the money, such marked to market value shall be deemed to be zero) greater than or equal to $2,000,000 or (y) any Nonrecourse Indebtedness having an aggregate outstanding principal amount greater than or equal to $10,000,000 (all such Indebtedness or obligations under Derivative Contracts being “Material Indebtedness”); or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract); or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract).

(g) Voluntary Bankruptcy Proceeding. The Borrower, any other Obligor, or any of their respective Subsidiaries shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing; provided, however, that the events described in this Section 10.1 (g) as to any Subsidiary of any Obligor that is not also an Obligor shall not constitute an Event of Default unless more than $1,000,000 of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any Subsidiary(ies) which is/are the subject of an Event of Default under Section 10.1(h).

(h) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower, any other Obligor or any of their respective Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy

Code or such other federal bankruptcy laws) shall be entered; provided, however, that the events described in this Section 10.1(h) as to any Subsidiary of any Obligor that is not also an Obligor shall not constitute an Event of Default unless more than $1,000,000 of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any Subsidiary(ies) which is/are the subject of an Event of Default under Section 10.1(g).

(i) Litigation; Enforceability. The Borrower or any other Obligor shall disavow, revoke or terminate (or attempt to revoke or terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect in all material respects (except as a result of the express terms thereof).

(j) Judgment. An uninsured judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any other Obligor, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such other Obligor or such Subsidiary, $2,000,000 (or, in the case of any judgment or order with respect to any Nonrecourse Indebtedness, which judgment or order is issued solely to permit the holder(s) of such Indebtedness to foreclose on any collateral securing the same, $10,000,000), or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(k) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Obligor, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes for the Borrower, such Obligors and such Subsidiaries, $2,000,000 (or, in the case of any warrant, writ of attachment, execution or similar process with respect to any Nonrecourse Indebtedness, which warrant, writ of attachment, execution or process is issued solely to permit the holder(s) of such Indebtedness to foreclose on any collateral securing the same, in the aggregate with all such warrants, writs of attachment, executions or processes exceeds $10,000,000), and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Obligor.

(l) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000.

(m) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(n) Change of Control. A Change of Control shall occur.

(o) Federal Tax Lien. A federal tax lien shall be filed against the Borrower, any Obligor, or any of their respective Subsidiaries under Section 6323 of the Internal Revenue Code or a lien of the PBGC shall be filed against the Borrower, any other Obligor, or any of their respective Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing.

(p) Failure of Security Documents. If any Security Document shall for any reason cease to create a valid and perfected first priority security interest (subject to the existence of Permitted Liens) in any of the Collateral purported to be encumbered thereby and such failure under this Section 10.1(p) shall continue for a period of fifteen (15) days after such failure occurs.

Section 10.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(g) or 10.1(h) with respect to the Borrower or the REIT Guarantor, (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender, the Issuing Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents, but excluding any Interest Rate Contracts entered into in connection with this Agreement, shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, (B) all of the Commitments, the obligation of the Lenders to make Revolving Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Lender to issue Letters of Credit hereunder, shall all immediately and automatically terminate and (C) the Borrower shall be obligated to deposit cash collateral into the Collateral Account in an amount equal to the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon, which deposit shall be due and payable immediately and without demand or notice of any kind.

(ii) Optional. If any other Event of Default shall have occurred and be continuing, the Agent may, or at the request of the Requisite Lenders, the Agent shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default, and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, (B) terminate the Commitments and the obligation of the Lenders to make Revolving Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder and (C) demand the deposit of cash collateral to the Collateral Account in an amount equal to the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon. Further, if the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall: (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Note at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Obligors and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower, the other Obligors and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3 Allocation of Proceeds.

If an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) first, to amounts due to the Agent and the Lenders in respect of fees and expenses due under Sections 3.6 and 12.2;

(b) second, to payments of interest on Swingline Loans;

(c) third, to payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders, pro rata among the Lenders based upon the aggregate outstanding Revolving Loans and Reimbursement Obligations (and as to the Revolving Loans, first to Base Rate Loans and then to LIBOR Rate Loans);

(d) fourth, to payments of principal of Swingline Loans;

(e) fifth, to payments of principal of all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders, pro rata among the Lenders based upon the aggregate outstanding Revolving Loans and Reimbursement Obligations (and as to the Revolving Loans, first to Base Rate Loans and then to LIBOR Rate Loans);

(f) sixth, to amounts to be deposited into the Collateral Account in respect of Letters of Credit (to be applied as provided in Section 10.4);

(g) seventh, to amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;

(h) eighth, to payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Agent; and

(i) ninth, to any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.7(b), 2.12 and 3.11. Amounts shall be deposited into the Collateral Account as provided in Sections 2.7(b), 2.12, 3.11, 10.2 and 10.3.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such deposits, investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent. The Borrower irrevocably authorizes Agent to exercise any and all rights of the Borrower in respect of the Collateral Account and to give all instructions, directions and entitlement orders in respect thereof as Agent shall deem necessary or desirable. Agent is authorized by the Borrower to file such financing statements as Agent may deem necessary in connection with the perfection of the security interests in the Collateral Account. The Borrower agrees to do such further acts and things, and to execute and deliver such additional documents as Agent may reasonably request at any time in connection with the administration or enforcement of its rights with respect to the Collateral Account. For the purposes of the Uniform Commercial Code, Georgia shall be deemed to be the location and jurisdiction of Agent, the Collateral Account and any securities entitlements relating thereto. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If an Event of Default shall have occurred and be continuing, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account for the ratable benefit of the Lenders to the payment of any of the Letter of Credit Liabilities due and payable.

(d) If (i) no Default or Event of Default has occurred and is continuing and (ii) all of the Letter of Credit Liabilities have been paid in full, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time.

(e) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.5 Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.6 Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1 Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein (including the use of the term “Agent”) shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Obligor or any other Affiliate of the Borrower or any Obligor, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy. The Borrower may rely on written amendments or waivers executed by Agent or acts taken by Agent as being authorized by the Lenders or the Requisite Lenders, as applicable, to the extent Agent does not advise Borrower that it has not obtained such authorization from the Lenders or the Requisite Lenders, as applicable.

Section 11.2 Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3 Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4 Regions Bank, as Lender.

Regions, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Regions in each case in its individual capacity. Regions and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Obligor or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 11.5 Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval, including amendments, waivers and consents under Section 12.6, (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within twenty (20) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6 Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the other Obligors, and their respective Subsidiaries, or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Obligors, their respective Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Obligor, any of their respective Subsidiaries or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7 Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding provision, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8 Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents by the Requisite Lenders (other than the Lender then acting as Agent) as a result of (i) its gross negligence or willful misconduct or (ii) it being a Defaulting Lender or meeting the criteria of a Defaulting Lender. The Agent may be removed as Agent under the Loan Documents by the Borrower and the Requisite Lenders as a result of it being a Defaulting Lender or meeting the criteria of a Defaulting Lender. Any such removal or resignation shall also constitute Agent’s resignation as Swingline Lender and may, at such Agent’s option, also constitute its resignation as Issuing Lender. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent and Swingline Lender, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000, which appointment shall, provided no Event of Default shall have occurred and be continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender (and its affiliates) holding at least ten percent (10%) of the Aggregate Commitment (calculated at the time Agent gives notice of its resignation) as a successor Agent and Swingline Lender). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. Upon the acceptance of any appointment as Agent or Swingline Lender hereunder by a successor Agent, such successor Agent and Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent and Swingline Lender. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI and all provisions of this Agreement relating to Swingline Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Swingline Lender under the Loan Documents.

Section 11.9 Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Joint Lead Arranger and Joint Bookrunner” and “Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10 Other Loans by Lenders to Obligors.

The Lenders agree that one or more of them may now or hereafter have other loans to and derivative contracts and/or business arrangements with one or more of the Obligors which are not subject to this Agreement. The Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors may collect payments on such loan(s) and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Lenders agree that the Lender(s) which may have such other loan(s) to the Obligors shall have no obligation to attempt to collect payments under the Loans or Reimbursement Obligations in preference and priority over the collection and/or enforcement of such other loan(s).

ARTICLE XII. MISCELLANEOUS

Section 12.1 Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered by hand or by nationally-recognized overnight courier as follows:

If to the Borrower:

Wells Core Office Income Operating Partnership, L.P.

6200 The Corners Parkway

Norcross, Georgia 30092-2265

Attention: Douglas P. Williams

Telecopy Number: (770) 243-8124

Telephone Number: (770) 449-7800

And with a copy to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attention: James M. Phipps, Esq.

Telecopy Number: (312) 251-5735

Telephone Number: (312) 368-4088

If to the Agent:

Regions Bank

c/o Regions Capital Markets Group

3050 Peachtree Road NW, Suite 400

Atlanta, Georgia 30305

Attention: Paul Burgan

telephone: (404) 995-7648

facsimile: (404) 995-7665

And with a copy to:

Womble Carlyle Sandridge & Rice, PLLC

301 South College Street, Suite 3500

Charlotte, North Carolina 28202

Attention: Patricia Snyder

Telecopy Number: (704) 331-4914

Telephone Number: (704) 338-7815

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto (or, if not set forth thereon, as specified in its administrative questionnaire provided to the Agent) or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of- pocket costs and expenses incurred in connection with the preparation, negotiation, execution, administration and interpretation of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (such expenses to include ongoing charges for Intralinks, SyndTrak Online or any similar system), (b) to pay or reimburse Regions Bank and Regions Capital Markets or their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication of the Loans by Regions Bank and Regions Capital Markets, (c) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1(g) or 10.1(h), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender and Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off. The foregoing shall not apply to any account governed by a written agreement containing express waivers by the Agent or any Lender with respect to rights of setoff.

Section 12.4 Governing Law; Litigation; Jurisdiction; Other Matters; Waivers.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF GEORGIA AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (OTHER THAN THOSE CONFLICT OF LAW PROVISIONS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION). WITHOUT IN ANY WAY LIMITING THE PRECEDING CHOICE OF LAW, THE PARTIES ELECT TO BE GOVERNED BY GEORGIA LAW.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE NORTHERN DISTRICT OF GEORGIA, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, any such participating interest must be for a constant and not a varying percentage interest. Except as otherwise provided in Section 12.3 and this Section 12.5, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12 and Article IV hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release all or substantially all of the Guarantors (except as otherwise permitted under Section 7.12(b)). An assignment or other transfer which is not permitted by Section 12.5(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.

(d) Any Lender may with the prior written consent of the Agent, the Issuing Lender and the Swingline Lender and, so long as no Default or Event of Default shall exist, the Borrower (which consent, in each case, shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Agent, the Swingline Lender, the Issuing Lender or the Borrower shall be required in the case of any assignment to another Lender or any affiliate of such Lender or of another Lender unless such Lender is a Defaulting Lender; (ii) any partial assignment of a Commitment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and, after giving effect to such partial assignment, the assigning Lender retains a portion of the Commitment so assigned having an aggregate outstanding principal balance of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof, unless waived by the Agent in its sole discretion, and provided, however, the conditions set forth in this subsection (ii) shall not apply (A) to any full assignment by any Lender of its Commitment or (B) after any of the Commitments have been terminated; and (iii) each such assignment shall be effected by means of an Assignment and Acceptance

Agreement, substantially in the form attached hereto as Exhibit A. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate, and any other documents reasonably required by a Lender in connection with such assignment shall be executed by the Borrower. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in Section 12.5(d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) A Lender may furnish any information concerning the Borrower, any other Obligor or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Obligor or any of their respective Affiliates or Subsidiaries.

(i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6 Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Obligor or any of their respective Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower), provided, however, no amendment, waiver or consent shall do any of the following, in each case, without the written consent of each Lender: (i) waive any provisions contained in Section 5.1 hereof; (ii) modify the definition of the term “Requisite Lenders”, modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; (iii) release any Guarantor from its obligations under the Guaranty; (iv) release Borrower from it obligations hereunder or under the other Loan Documents; (v) consent to the release of any collateral (except in connection with a sale or disposition not prohibited hereunder or as otherwise provided hereunder); (vi) modify the provisions of Section 9.1(e); and (vii) (A) change the Commitment Percentages (or any component thereof) (except as a result of any increase or decrease in the aggregate amount of the Commitments contemplated by Sections 2.11 and 4.5 or as a result of any reallocation contemplated by Section 3.11) or (B) amend or otherwise modify the provisions of Section 3.2(a); and provided, further, no amendment, waiver or consent shall do any of the following, in each case, without the written consent of each Lender affected thereby: (i) except as provided in Section 2.11(b) hereof, increase the Commitments (or any component thereof) of any Lender; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) except as provided in Section 2.6(b) hereof, postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations; and (v) except as provided in Section 2.3, extend the expiration date of any Letter of Credit beyond twelve months after the Maturity Date; and provided, further, no amendment, waiver or consent shall modify the definitions of “Borrowing Base Property” or “Borrowing Base Value”, or the provisions of Sections 2.13(a)(ii) or 8.5 without the written consent of the Agent and each Lender.

Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.2, Section 3.11 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.3, Section 3.11 or the obligations or rights of the Issuing Lender under this Agreement or any other Loan Documents shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Lender.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7 Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any other Obligor or any of their respective Subsidiaries. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8 Confidentiality.

(a) Each of the Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower; provided that the source of such information was not known by the Agent, the Issuing Lender or any Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.8(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(d) The Borrower shall have the right to review and approve any press release or advertisement made after the date hereof relating to this Agreement or any of the transactions contemplated hereby or relating to the Borrower, the REIT Guarantor or any of their affiliates before any such announcement or filing is made, provided that if the Borrower does not provide written approval or rejection of any public announcement or advertisement within five (5) days from the date of receipt by the Borrower of such announcement or advertisement, the Borrower shall be deemed to have conclusively approved of such announcement or advertisement. Notwithstanding the foregoing, nothing contained in this Section 12.8(d) is intended to include any filing with any court in connection with the Agent’s exercise of its rights and remedies hereunder.

Section 12.9 Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent, the Arrangers, each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower, the other Obligors, or their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower, the other Obligors and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non-compliance by the Borrower, any other Obligor, or any of their respective Subsidiaries of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, the Obligors or their respective Subsidiaries (or their respective properties) (or the Agent and/or the Lenders as successors to the Borrower, any other Obligor or their respective Subsidiaries) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party (x) for any acts or omissions of such Indemnified Party (including all directors, officers, shareholders, agents, employees and counsel of such Indemnified Party) that constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (y) in connection with any losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses arising out of any action, claim, arbitration, investigation or settlement, consent decree or other proceeding brought by any Indemnified Party against any other Indemnified Party in connection with, arising out of, or by reason of this Agreement or any other Loan Document or the transactions contemplated thereby or the making of any Loans or issuance of Letters of Credit hereunder. In addition, the foregoing indemnification in favor of any director, officer, shareholder, agent, employee or counsel of the Agent, any affiliate of the Agent or any Lender shall be solely in their respective capacities as such director, officer, shareholder, agent, employee, or counsel. Borrower shall not be liable for payment of any settlement of any Indemnity Proceeding effected without Borrower’s written consent, but if the same is settled with such consent, Borrower agrees that such settlement is covered by the foregoing indemnity.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Obligor, or any of their respective Subsidiaries, any shareholder, partner or other equity holder of the Borrower, any other Obligor or any of their respective Subsidiaries (whether such shareholder(s) or such other Persons are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Person), any account debtor of the Borrower, any other Obligor, or any of their respective Subsidiaries or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against Borrower and/or an Obligor or any of their respective Subsidiaries.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party with respect to an Indemnified Proceeding shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all reasonable costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10 Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders, the Swingline Lender nor the Issuing Lender is obligated any longer under this Agreement to make any Loans or issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12 [Intentionally Omitted].

Section 12.13 Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.14 Obligations with Respect to Obligors and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Obligors and the Subsidiaries of the Borrower and the other Obligors as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Obligors or Subsidiaries.

Section 12.15 Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16 Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein and any separate letter agreements with respect to fees embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17 Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 12.18 Time of the Essence.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

Section 12.19 Patriot Act.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrowers and each of the Guarantors and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each of the Guarantors Loan Party in accordance with the Patriot Act.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal by their authorized officers all as of the day and year first above written.

BORROWER:

WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Core Office Income REIT, Inc.,
its General Partner

By:	/s/ Randall D. Fretz
Name:	Randall D. Fretz
Title:	Sr. Vice President

REGIONS BANK,
AS AGENT, AS A LENDER, AS ISSUING LENDER AND AS SWINGLINE LENDER

By:	/s/ Cathy Casey Baillis
Name:	Cathy Casey Baillis
Title:	Managing Director

U.S. BANK, N.A.,
AS A LENDER AND AS A
SYNDICATION AGENT

By:	/s/ Joseph L. Hord
Name:	Joseph L. Hord
Title:	Vice President

U.S. Bank
1100 Abernathy Road, Suite 1250
Atlanta, Georgia 30328
Attention: Lee Hord

Telecopy Number:	(770) 512-3117
Telephone Number:	(770) 512-3130

SCHEDULE I

COMMITMENTS

Regions Bank	$35,000,000	50.00%
U.S. Bank, N.A.	$35,000,000	50.00%
Total	$70,000,000	100.00%

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

(see attached)

SCHEDULE 6.1(f)

PROPERTIES

Property	Owner
333 E. Lake Street, Bloomingdale, Illinois	Wells Core REIT – 333 E. Lake, LLC
3929 W. John Carpenter Fwy., Irving, Texas	Wells Core REIT – Royal Ridge V, LLC

SCHEDULE 6.1(g)

EXISTING INDEBTEDNESS

1. Loan Agreement dated October 7, 2010 by and between Jackson National Life Insurance Company, as lender, and Wells Core REIT - Royal Ridge V, LLC, as borrower.

2. Loan and Security Agreement dated October 5, 2010 by and between Wells Real Estate Funds, Inc., as lender, and Wells Core Office Income Operating Partnership, L.P., as borrower.

SCHEDULE 6.1(i)

LITIGATION

None.

SCHEDULE 6.1(k)

FINANCIAL STATEMENTS

None.

SCHEDULE 6.1(p)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.1(EE)

EMINENT DOMAIN PROCEEDINGS

None.

SCHEDULE 6.1(jj)

BORROWING BASE PROPERTIES

Property	Owner
333 E. Lake Street, Bloomingdale, Illinois	Wells Core REIT – 333 E. Lake, LLC